Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-291604
333- 291604-01
333- 291604-02
333- 291604-03
333- 291604-04
333- 291604-05
333- 291604-06
333- 291604-07
333- 291604-08
This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT, DATED DECEMBER 2, 2025
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 17, 2025)
$

MercadoLibre, Inc.
$      % Notes due 20
$      % Notes due 20
We are offering $    aggregate principal amount of our $      % notes due 20   (the “20   Notes”) and $    aggregate principal amount of our $      % notes due 20   (the “20   Notes” and, together with the 20   Notes, the “Notes”).
We will pay interest on the Notes on     and     of each year, beginning on    , 2026. The 20   Notes will mature on    , 20   , and the 20   Notes will mature on    , 20  .
Certain of our subsidiaries (the “Subsidiary Guarantors”) will fully and unconditionally guarantee the payment of principal, premium, if any, interest, and all other amounts in respect of each of the Notes (the “Subsidiary Guarantees”). The initial Subsidiary Guarantors are MercadoLibre S.R.L., eBazar.com.br Ltda., Mercado Pago Instituição de Pagamento Ltda, DeRemate.com de México, S. de R.L. de C.V., MPFS, S. de R.L. de C.V., MP Agregador, S. de R.L. de C.V., MercadoLibre Chile Ltda., and MercadoLibre Colombia Ltda.
The Notes will rank equally in right of payment with all of our other existing and future senior unsecured debt obligations from time to time outstanding. Each Subsidiary Guarantee will rank equally in right of payment with all of the Subsidiary Guarantor’s other existing and future senior unsecured debt obligations from time to time outstanding, except for statutory priorities under applicable local law.
We may, at our option, redeem the 20   Notes, in whole or in part, at any time prior to    , 20   (the date that is    months prior to the maturity of the 20   Notes) and the 20   Notes, in whole or in part, at any time prior to    , 20   (the date that is    months prior to the maturity of the 20    Notes), in each case by paying 100% of the principal amount of such Notes so redeemed plus the applicable “make-whole” amount and accrued and unpaid interest and additional amounts, if any. We may, at our option, redeem the 20   Notes, in whole or in part, on    , 20   or at any time thereafter and the 20   Notes, in whole or in part, on    , 20   or at any time thereafter, in each case at the redemption price of 100% of the principal amount of such Notes so redeemed plus accrued and unpaid interest and additional amounts, if any. If we experience certain change of control triggering events, we may be required to offer to purchase the Notes at 101% of their principal amount plus any accrued and unpaid interest thereon through the purchase date. See “Description of Notes—Change of Control” in this prospectus supplement. Each series of Notes may also be redeemed in whole, but not in part, at 100% of the principal amount thereof, plus accrued and unpaid interest and additional amounts, if any, upon the occurrence of specified events relating to tax laws or treaties of certain relevant jurisdictions. See “Description of Notes—Optional Redemption Upon Tax Event” in this prospectus supplement.
We intend to apply to list the Notes on the NASDAQ Bond Market (“Nasdaq”). Currently, there is no public market for the Notes.
Investing in our Notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 6 of the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our Notes.

	Price to Public(1)	Underwriting Discounts(2)	Proceeds to the Company, Before Expenses(3)
20 Notes
Per Note	%	%	%
Total	$	$	$
20 Notes
Per Note	%	%	%
Total	$	$	$
Total	$	$	$

(1)	Plus accrued interest, if any, from , 2025.
(2)	See “Underwriting” beginning on page S-48 of this prospectus supplement for additional information regarding the underwriting discounts and estimated expenses.
(3)	Before deducting expenses payable by us related to this offering.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
Delivery of the Notes will be made in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), against payment in New York, New York on or about December   , 2025.
Joint Global Coordinators and Lead Book-Running Managers

Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan

Joint Book-Running Managers

Allen & Company LLC	BNP PARIBAS	BofA Securities

Morgan Stanley	Santander

Prospectus Supplement dated December   , 2025

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus dated November 17, 2025, which is part of our Registration Statement on Form S-3 (SEC Registration Nos. 333-291604, 333-291604-01, 333-291604-02, 333-291604-03, 333-291604-04, 333-291604-05, 333-291604-06, 333-291604-07, 333-291604-08), gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of the Notes. This prospectus supplement may add to, update or change the information in the accompanying prospectus. If there is any inconsistency between the information in the accompanying prospectus and this prospectus supplement, you should rely on the information contained in this prospectus supplement.
You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference therein, and the additional information described under “Where You Can Find More Information” and “Information Incorporated by Reference” in the accompanying prospectus before deciding whether to invest in the Notes offered by this prospectus supplement.
You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the Notes offered by this prospectus supplement. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. You should not assume that the information contained in this prospectus supplement, or contained or incorporated by reference in the accompanying prospectus, or in any related free writing prospectus is accurate as of any date other than their respective dates. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of the securities offered hereby. Neither the delivery of this prospectus supplement, the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.
References in this prospectus supplement to “Mercado Libre,” “Company,” “we,” “us,” “our” and similar terms refer to MercadoLibre, Inc. and its consolidated subsidiaries and variable interest entities (“VIEs”). References to “Subsidiary Guarantors” or “Guarantors” (as defined below) are to MercadoLibre S.R.L., eBazar.com.br Ltda., Mercado Pago Instituição de Pagamento Ltda, DeRemate.com de México, S. de R.L. de C.V., MPFS, S. de R.L. de C.V., MP Agregador, S. de R.L. de C.V., MercadoLibre Chile Ltda. and MercadoLibre Colombia Ltda., collectively, unless otherwise stated or the context so requires.
S-ii

SUMMARY
This summary description highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or incorporated by reference in the accompanying prospectus. This summary does not contain all of the information you should consider before deciding to invest in our Notes. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus supplement on page S-8, in the accompanying prospectus on page 6 and in our Annual Report on 10-K for the fiscal year ended December 31, 2024 as filed with the SEC (the “2024 10-K”).
You also should carefully read the information incorporated by reference into the accompanying prospectus, including our financial statements, and the other information in the exhibits to the registration statement of which the accompanying prospectus is a part.
About MercadoLibre
MercadoLibre, Inc. is the leading online commerce and fintech ecosystem in Latin America. Our e-commerce platform is the leader in the region based on gross merchandise volume, and our fintech platform is the leader in monthly active users among fintech companies in Mexico, Argentina and Chile, and the second largest in Brazil. Mercado Libre’s e-commerce platform is present in 18 countries (Argentina, Brazil, Mexico, Chile, Colombia, Peru, Uruguay, Venezuela, Bolivia, Costa Rica, Dominican Republic, Ecuador, Guatemala, Honduras, Nicaragua, Panama, Paraguay and El Salvador) and our fintech platform, Mercado Pago, is present in eight countries (Argentina, Brazil, Mexico, Chile, Colombia, Peru, Uruguay and Ecuador). Our ecosystem provides consumers and merchants with a complete portfolio of services to enable buying and selling online and the processing of payments online and offline, as well as offering a wide array of simple day-to-day financial services.
We offer our users an ecosystem of integrated e-commerce and digital financial services, which includes: the Mercado Libre Marketplace, the Mercado Pago fintech platform, the Mercado Envios logistics service, the Mercado Ads solution and the Mercado Libre Classifieds service.
Our e-commerce platform provides buyers and sellers with a robust and safe environment that fosters the development of a large e-commerce community in Latin America, a region with a population of over 650 million people where penetration of e-commerce over total retail significantly lags benchmarks such as the United States of America, the United Kingdom and China. We believe that we offer world-class technological and commercial solutions that address the distinctive cultural and geographic challenges of operating a digital commerce platform in Latin America.
The Mercado Libre Marketplace is a user-friendly online commerce platform that can be accessed through our mobile app or website. Third-party sellers account for most of the GMV transacted on the Marketplace. We complement this by selling directly to consumers on a first-party basis in selected categories where we can enhance price competitiveness and assortment; this accounts for less than 10% of GMV. The Marketplace has an extensive assortment of products, with a wide range of categories including consumer electronics, apparel and beauty, home goods, automotive accessories, toys, books and entertainment and consumer packaged goods. We also have a selection of international products available, primarily from sellers in China and the U.S., through our cross-border trade operations. Our users can also list vehicles, properties and services they are looking to sell via Mercado Libre Classifieds. These listings differ from our Marketplace listings because we charge placing fees only, not final value fees.
Mercado Envios is a logistics solution that is one of the value-added services that we offer to our sellers and buyers on our platform. The logistics services we offer are an integral and crucial part of our value proposition as they reduce friction between buyers and sellers, allow us to have greater control over the full user experience and enable faster deliveries at a more competitive cost than would otherwise be available with third-party carriers. Sellers that use Mercado Envios are eligible to access shipping subsidies that enable free or discounted shipping for consumers that buy sellers’ goods on our Marketplace. Our logistics network is built around fulfillment centers (which account for more than half of shipments), where sellers place their inventory in our warehouses, and cross-docking, where we collect items sold from sellers directly or via a network of thousands of partner stores (“MELI Places”) where sellers drop off sold items that need to be fed into our logistics network. MELI Places are also enabled for pick up of items purchased and processing of returns. Our transportation network includes dedicated aircraft, trucks and thousands of last-mile delivery vans, the vast majority of which are owned and operated by our third-party carriers.

Our advertising platform, Mercado Ads, is another value-added service that we offer to sellers on our platform and brands both on- and off-platform. The platform enables sellers and brands to access the millions of consumers who browse and purchase on our Marketplace, as well as the first-party data that all of these engagements generate. This enables advertisers to target highly granular audiences. The products we offer are Product Ads (sponsored listings), Brands Ads (product carrousels), Display Ads (banners) and Video Ads, the last two of which we are able to offer inventory off-platform as well as on our own Marketplace and fintech platform.
Mercado Shops is a service we offer to sellers to complement their business on our Marketplace. It is a digital storefront solution that allows sellers to set up, manage and promote their own digital stores, while using Mercado Libre’s logistics, advertising and payments services. In January 2025, we announced the migration of Mercado Shops to “Mi Página,” which offers similar functionalities but is fully embedded within our Marketplace (without an external storefront). Mercado Shops will be discontinued as of December 31, 2025.
Mercado Pago was initially designed to facilitate transactions on Mercado Libre’s Marketplace by providing a mechanism that allowed our users to securely, easily and promptly send and receive payments. This brought trust to the merchant-consumer relationship. In the countries in which Mercado Pago operates, it processes and settles all transactions on our Marketplace.
Beyond facilitating Marketplace transactions, over the years we have expanded our array of Mercado Pago services to third parties outside Mercado Libre’s Marketplace. We began first by satisfying the growing demand for online-based payment solutions by providing merchants the necessary digital payment infrastructure for e-commerce to flourish in Latin America.
Our lending solution is available in Argentina, Brazil, Mexico and Chile. We offer loans mostly to merchants and consumers that already form part of our user base, many of whom have historically been underserved or overlooked by financial institutions and therefore suffer from a lack of access to credit. Facilitating credit is a key service overlay that enables us to further strengthen the engagement and lock-in rate of our users, while also generating additional touchpoints and incentives to use Mercado Pago as an end-to-end financial solution.
Our asset management product, which is available in Argentina, Brazil, Mexico and Chile, is a critical pillar of our financial services offering that enables us to compete with large banks. This product offers remuneration on balances held in the Mercado Pago digital account that is greater than traditional checking and savings accounts. This enables our users to earn a return with funds remaining available for withdrawal or to make payments without their funds being tied up in a time deposit.
As an extension of our asset management and savings solutions for users, we launched a digital assets feature as part of the Mercado Pago account in Brazil, Mexico and Chile, in 2021, 2022 and 2023, respectively. This service allows our millions of users to purchase, hold and sell selected digital assets through our interface without leaving the Mercado Pago application, while a partner acts as the custodian and offers the blockchain infrastructure platform. This feature is available for all users through their Mercado Pago account. In 2024 and 2025 we launched “Meli Dólar,” a stablecoin that is pegged to the US dollar, in Brazil, Mexico and Chile. Members of our loyalty program receive their cashback in Meli Dólar and all Mercado Pago users can buy, hold and sell the stablecoin without any fees.
Corporate Information
Mercado Libre was incorporated in the State of Delaware in October 1999. Our headquarters are located at Dr. Luis Bonavita 1294, Of. 1733, Tower II, Montevideo, Uruguay, 11300, and our telephone number is (+598) 2-927-2770. We maintain a number of websites, including www.mercadolibre.com. The information on, or accessible through, our websites is not part of this prospectus.
The principal executive office of MercadoLibre S.R.L. is located at Av. Caseros 3039, 2nd. floor, Buenos Aires City, Argentina, C1264AAK.
The principal executive offices of eBazar.com.br Ltda. and Mercado Pago Instituição de Pagamento Ltda is located at Avenida das Nações Unidas, 3003, Bonfim, Osasco, São Paulo, 06233-903.
The principal executive office of MercadoLibre Chile Ltda. is located at Av. Apoquindo N° 4800, Tower 2, Floor 21, Las Condes, Santiago, Chile, 7560969.

The principal executive offices of DeRemate.com de México, S. de R.L. de C.V., MPFS, S. de R.L. de C.V. and MP Agregador, S. de R.L. de C.V. are located at Boulevard Miguel de Cervantes Saavedra 161, 15, Colonia Granada, Miguel Hidalgo, Ciudad de México, México, CP 11520.
The principal executive office of MercadoLibre Colombia Ltda. is located at Calle 100 No. 7-33, Floor 16, Bogotá D.C., Colombia, 110221.

THE OFFERING
Issuer
MercadoLibre, Inc., a Delaware corporation.
Subsidiary Guarantors
MercadoLibre S.R.L., a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Argentina.
eBazar.com.br Ltda., a limited liability company (sociedade limitada), organized under the laws of Brazil.
Mercado Pago Instituição de Pagamento Ltda, a limited liability company (sociedade limitada), organized under the laws of Brazil.
MercadoLibre Chile Ltda., a limited liability company (sociedad de responsabilidad limitada), organized under the laws of Chile.
MPFS, S. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico.
DeRemate.com de México, S. de R.L. de C.V., a limited liability company (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico.
MP Agregador, S. de R.L. de C.V.,a limited liability company (sociedad de responsabilidad limitada de capital variable) organized under the laws of Mexico.
MercadoLibre Colombia Ltda., a limited liability company (sociedad de responsabilidad limitada), organized under the laws of Colombia.
The initial Subsidiary Guarantors represented in the aggregate 77.1% of our consolidated total revenues for the nine-month period ended September 30, 2025.
Notes Offered
$    aggregate principal amount of 20   Notes
$    aggregate principal amount of 20   Notes
Issue Date
The Notes will be issued on     , 2025.
Maturity Date
The 20   Notes will mature on     , 20  .
The 20   Notes will mature on     , 20  .
Interest
Interest on the 20   Notes will accrue at the rate of   % per year and will be payable semi-annually in arrears on    and    of each year, commencing on     , 2026.
Interest on the 20   Notes will accrue at the rate of   % per year and will be payable semi-annually in arrears on    and    of each year, commencing on     , 2026.
Calculation of Interest
Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Subsidiary Guarantees
The Notes will be fully and unconditionally guaranteed, jointly and severally, by each of the Subsidiary Guarantors.

Ranking
The Notes will be senior unsecured obligations of the Company, and rank equal in right of payment with all other existing and future senior unsecured indebtedness of the Company.
The Subsidiary Guarantee of each Subsidiary Guarantor will rank equal in right of payment with all other existing and future senior unsecured indebtedness of that Subsidiary Guarantor, except for statutory priorities under applicable local law.
As of September 30, 2025, we had consolidated total liabilities of $30,473 million, including consolidated total indebtedness of $7,840 million and $3,030 million of secured indebtedness. Our non-guarantor subsidiaries, taken together, had $9,269 million of our consolidated total liabilities and $6,055 million of our consolidated total indebtedness, including $2,838 million of secured indebtedness. As of the same date, after giving effect to this offering and the application of the net proceeds from this offering as described under “Use of Proceeds” in this prospectus supplement, we would have had consolidated total indebtedness of $   .
See “Risk Factors—Risks Relating to our Debt Securities and Guarantees” in this prospectus supplement.
Optional Redemption
At any time prior to    , 20   (with respect to the 20   Notes), or   , 20   (with respect to the 20   Notes) (each such date with respect to the applicable series of Notes, the “Par Call Date”), the Notes of each series will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price based on a “make-whole” premium. On or after the Par Call Date, the Notes of each series will be redeemable, in whole at any time or in part from time to time, at our option, at par plus accrued and unpaid interest thereon to, but excluding, the redemption date. We may make any redemption or redemption notice subject to the satisfaction of conditions precedent, which would allow the redemption date to be delayed until such time (but not more than 60 days after the date of such notice of redemption). See “Description of Notes—Optional Redemption” and “Description of Notes—Optional Redemption—Optional Redemption Procedures” in this prospectus supplement.
Each series of Notes may, at our option, be redeemed, in whole but not in part, at 100% of their principal amount plus accrued and unpaid interest together with additional amounts, if any, upon the occurrence of specified events relating to taxes imposed by Relevant Jurisdictions (as defined in “Description of Notes—Additional Amounts”, as described under “Description of Notes—Optional Redemption Upon Tax Event” in this prospectus supplement.

Change of Control
Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of Notes” of this prospectus supplement), we will be required to make an offer to purchase the Notes of each series at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest thereon through the purchase date. See “Description of Notes—Change of Control” and “—Certain Definitions” of this prospectus supplement.
Upon the occurrence of a Change of Control Repurchase Event (as defined in “Description of Notes” of this prospectus supplement), we will have the right to redeem all of the Notes at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest, if any, to, but not including the date of redemption following the consummation of such Change of Control Repurchase Event if at least 90% of the Notes outstanding prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control Repurchase Event. See “Description of Notes—Change of Control” and “—Certain Definitions” of this prospectus supplement.
Certain Covenants
The provisions of the Indenture (as defined herein) governing the Notes of each series will, among other things, limit our ability to:
•	create liens;
•	enter into sale and lease-back transactions; and
•	merge, consolidate or sell all or substantially all of our assets.
These covenants are subject to a number of important exceptions, limitations and qualifications.
Additional Amounts
Subject to certain limitations, if a Relevant Jurisdiction requires Taxes to be deducted or withheld from payments on or in respect of the Notes, including if a Subsidiary Guarantor is obligated to deduct any withholding Taxes from payments made under a Subsidiary Guarantee, those payments will be increased by additional amounts. No additional amounts will be paid with respect to any present or future withholding Tax imposed by or within the United States. See “Description of Notes—Additional Amounts.”
Use of Proceeds
We intend to apply the net proceeds of the Notes offering, which we estimate will be approximately $    , for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.
Form and Denomination
The Notes will be issued in the form of one or more Global Notes without coupons, registered in the name of a nominee of DTC, as depositary. The Notes will be issued in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof. See “Legal Ownership and Book-Entry Issuance of Debt Securities” in the accompanying prospectus.
Listing
We intend to apply to list the Notes on Nasdaq. The listing application will be subject to approval by Nasdaq. If such a listing is obtained, we have no obligation to maintain it, and we may delist the Notes at any time.
CUSIP
The CUSIP for the 20   Notes is    .
The CUSIP for the 20   Notes is    .
ISIN
The ISIN for the 20   Notes is    .
The ISIN for the 20   Notes is    .
Trustee, Registrar, Transfer Agent and Paying Agent
The Bank of New York Mellon.
Governing Law
The Indenture, the Notes and the Subsidiary Guarantees will be governed by and construed in accordance with the laws of the State of New York.
Risk Factors
Before investing in the Notes, you should carefully consider discussions under “Risk Factors” beginning on page S-8 in this prospectus supplement and page 6 in the accompanying prospectus.

RISK FACTORS
Investing in our Notes involves risk. Before making an investment decision, you should carefully consider all risk factors set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q. We have also set forth below certain additional risk factors that relate specifically to securities we may offer using this prospectus supplement.
Risks Related to the Notes and Subsidiary Guarantees
Exchange controls and other restrictions on the movement of capital in certain countries in Latin America may impair your ability to receive payments on the Subsidiary Guarantees and restrict the Subsidiary Guarantors’ ability to make payments in U.S. dollars.
The Argentine economy has experienced balance of payment deficits and shortages in foreign exchange reserves, and the government has responded by restricting the ability of companies to convert local currencies into foreign currencies and imposing other exchange controls. These restrictive exchange control measures prevent or restrict the access of any Argentine Subsidiary Guarantor to purchase U.S. dollars and the ability to remit them out of the Republic of Argentina, and consequently its ability to meet its U.S. dollar obligations under the Subsidiary Guarantees, as well as the Company’s ability to receive cash from its Argentine subsidiaries to meet its obligations. As of the date of this prospectus supplement, the purchase of non-Argentine currency and transfer of such funds outside of the Republic of Argentina in compliance with the Subsidiary Guarantor’s obligations is not permitted by the Central Bank of the Republic of Argentina.
In the future, the Argentine government may impose additional restrictions affecting the payment of obligations in foreign currency or the issuance of a judgment or order in foreign currency by an Argentine court. For more information see “Item 1A. Risk Factors— Local currencies used in the conduct of our business are subject to depreciation, volatility and exchange controls” in our 2024 Form 10-K.
Although the Colombian government has not imposed restrictions on the trading of foreign currency in Colombia since 1990, Colombia’s foreign currency markets have historically been heavily regulated. Colombian law permits the Colombian Central Bank to impose foreign exchange controls on foreign investment and the proceeds thereof if the foreign currency reserves of the Colombian Central Bank fall below a level equal to the value of three months of imports of goods and services into Colombia. In such circumstances, the Colombian Central Bank may intervene by, among other things, either (a) imposing direct exchange controls that may limit our ability to possess, utilize or expatriate foreign currency such as the U.S. dollar or (b) utilizing international reserves or borrowing from international institutions or other nations to obtain the currency required for exchange rate management. If the Colombian Central Bank or another authority were to reduce or eliminate our ability to remit U.S. dollars outside Colombia, this may limit the ability of MercadoLibre Colombia Ltda. to meet its U.S. dollar obligations under its Guarantee, as well as the Company’s ability to receive cash from Colombia.
In the past, other economies in Latin America have also experienced balance of payment deficits and shortages in foreign exchange reserves, and governments have imposed restrictions like those described above. Those governments may institute restrictive exchange controls in the future. Any restrictive exchange control measures could prevent or restrict the Guarantors’ access to U.S. dollars, and consequently the Subsidiary Guarantors’ ability to meet its U.S. dollar obligations under the Subsidiary Guarantees, as well as the Company’s ability to receive cash from its subsidiaries to meet its obligations. For more information see “Item 1A. Risk Factors—Local currencies used in the conduct of our business are subject to depreciation, volatility and exchange controls” in our 2024 Form 10-K.
The Notes and the Subsidiary Guarantees will be unsecured, so they will be effectively subordinated to any secured debt we and the Subsidiary Guarantors may incur.
The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured debt. The Notes will be effectively junior to any secured debt to the extent of the value of the assets securing such debt in the event that we become subject to dissolution, liquidation, reorganization, bankruptcy or other similar proceedings. In that event, holders of the Notes may not be able to recover any principal or interest they are due under such Notes.

The Subsidiary Guarantees provided by each of the Subsidiary Guarantors will be senior unsecured obligations and will rank equally in right of payment with all of such Subsidiary Guarantor’s other existing and future senior unsecured debt, except for statutory priorities under applicable local law. The guarantees provided by each of the Subsidiary Guarantors will be effectively junior to any secured debt of such Subsidiary Guarantor to the extent of the value of the assets securing such debt in the event that such Subsidiary Guarantor becomes subject to dissolution, liquidation, reorganization, bankruptcy or other similar proceeding. In that event, holders of the Notes guaranteed by each of the Subsidiary Guarantors may not be able to recover any principal or interest they are due under the Notes as a result of the Subsidiary Guarantees. As of September 30, 2025, the Guarantors, taken together, had $192 million of secured indebtedness.
Creditors of our subsidiaries, other than the Subsidiary Guarantors, will have priority over the holders of the Notes in claims to assets of our subsidiaries, other than the Subsidiary Guarantors.
The Notes and the Subsidiary Guarantees will only be obligations of MercadoLibre and the Subsidiary Guarantors, and not of any of our other subsidiaries. We conduct substantially all of our business and hold substantially all of our assets through our subsidiaries. Claims of creditors of our subsidiaries, other than the Subsidiary Guarantors, including trade creditors and bank and other lenders, will have priority over the holders of the Notes in claims to assets of our subsidiaries, other than the Subsidiary Guarantors. Our ability to meet our obligations, including under the Notes, will depend, in significant part, on our receipt of cash dividends, advances and other payments from our subsidiaries. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual, regulatory and other restrictions and are subject to other business considerations, including but not limited to any senior claims to which the Subsidiary Guarantors may be subject. In addition, creditors of a Subsidiary Guarantor may hold negotiable instruments or other instruments governed by local law that grant rights to attach assets at the inception of judicial proceedings in the relevant jurisdiction, which could result in priorities benefitting those creditors compared to the rights of holders of the Notes.
Judgments of courts outside the United States in enforcement actions against the Company or the Subsidiary Guarantors would be payable only in local currency.
Although we are a Delaware corporation, our subsidiaries and substantially all of our assets are located outside of the United States. Any enforcement action in a court outside the United States will be subject to compliance with requirements under applicable local law, including that, in certain jurisdictions, neither the Company nor any of the Subsidiary Guarantors would be required to discharge their respective obligations in those countries in a currency other than the local currency. The laws of each Subsidiary Guarantor’s jurisdiction will prescribe the exchange rate at which obligations under each Subsidiary Guarantee will be converted to local currency for this purpose. In addition, the Company’s and the Subsidiary Guarantors’ obligations to indemnify holders against exchange losses may be unenforceable in certain of those countries, including but not limited to Colombia and Mexico.
A finding that any of the Subsidiary Guarantors is subject to U.S. bankruptcy laws or similar laws in other Subsidiary Guarantor jurisdictions and that any of the Subsidiary Guarantees executed by it was a fraudulent conveyance could result in the relevant holders of the Notes losing their legal claim against that Subsidiary Guarantor.
In the event that U.S. federal fraudulent conveyance or similar laws in other jurisdictions are applied to the Subsidiary Guarantees, and any of the Subsidiary Guarantors, at the time it entered into the Subsidiary Guarantee:
•	was or is insolvent or rendered insolvent by reason of our entry into such Subsidiary Guarantee;
•	was or is engaged in business or transactions for which the assets remaining with the Subsidiary Guarantor constituted unreasonably small capital; or
•	intended to incur or incurred, or believed or believe that the Subsidiary Guarantor would incur, debts beyond the Subsidiary Guarantor’s ability to pay such debts as they mature; and
•	in each case, intended to receive or received less than the reasonably equivalent value or fair consideration therefor, then the Subsidiary Guarantor’s obligations under the Subsidiary Guarantee could be avoided, or claims with respect to that agreement could be subordinated to the claims of other creditors. Among other things, a legal challenge to the Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the

Subsidiary Guarantors as a result of the issuance of the Notes. To the extent that the Subsidiary Guarantee is held to be a fraudulent conveyance or unenforceable for any other reason, the holders of the Notes would not have a claim against the Subsidiary Guarantor under the Subsidiary Guarantee and would solely have a claim against the Company. The Subsidiary Guarantor cannot ensure that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portion of the Subsidiary Guarantee.
The Indenture governing the Notes includes a “savings clause” intended to limit each Subsidiary Guarantor’s liability under its Subsidiary Guarantee to the maximum amount that it could incur without causing the Subsidiary Guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended. On at least one occasion, a U.S. bankruptcy court has found this kind of provision to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety.
Changes in our credit ratings may adversely affect your investment in the Notes.
We currently expect that, prior to issuance, the Notes will be rated by one or more rating agencies. The ratings of credit rating agencies are not recommendations to purchase, hold or sell securities. An explanation of the significance of such ratings may be obtained from each rating agency. There can be no assurance that credit ratings will remain in effect for any given period of time or that they will not be lowered, suspended or withdrawn entirely by the rating agencies, including if our leverage increases or our operating results deteriorate. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the Notes.
Negative covenants in the Indenture governing the Notes will have limited effect.
The Indenture governing the Notes will contain only limited negative covenants that apply to us and our subsidiaries, including the Subsidiary Guarantors. These covenants will not require us or any Subsidiary Guarantor to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity, and will not limit our ability or the ability of our subsidiaries, including the Subsidiary Guarantors, to:
•	incur additional indebtedness;
•	repurchase our equity securities or make distributions to our shareholders;
•	repay indebtedness; and
•	make investments.
In light of the limited negative covenants in the Notes, we and our subsidiaries, including the Subsidiary Guarantors, may incur substantial debt. In addition, the limitation on merger, consolidation and sale of all or substantially all of our assets that will be included in the Indenture may have limited effect.
The negative covenants in the Indenture will not limit our ability to manage which elements of our business are conducted by the Obligor Group and which elements are conducted by the non-guarantor subsidiaries. For example, we could develop or acquire a profitable new business in non-guarantor subsidiaries, or a Subsidiary Guarantor could transfer a profitable business to a non-guarantor subsidiary. Similarly, a Subsidiary Guarantor could develop or acquire an unprofitable business. Our practices for billing inter-company services could also change to the detriment of the Obligor Group. We may also be entitled to cause a Subsidiary Guarantor to become a non-guarantor subsidiary, including as a result of regulatory restrictions or requirements. In any of these cases, there could be a material adverse effect on the financial performance of the Obligor Group, or on the proportion of our combined assets and liabilities, net revenues, gross profit and net income represented by the Obligor Group. See “Summarized Financial Information – Obligor Group.”
The Indenture, the Notes and the Subsidiary Guarantees will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Notes.
The Notes currently have no established trading or other public market, and an active trading market may not develop for the Notes.
Although we intend to apply for listing of the Notes for trading on Nasdaq, no assurance can be given that the Notes will become or will remain listed. The listing application will be subject to approval by Nasdaq. Such listing may not be obtained, and the failure to obtain such listing will not be an event of default under the Notes or the Indenture. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time.
We have been informed by the underwriters that they currently intend to make a market in these Notes after this offering is completed. However, the underwriters are under no obligation to do so, and one or more underwriters may cease market-making at any time.
We cannot assure you that any market for the Notes will develop, or if one does develop, that it will be liquid. If the Notes are traded, they may trade at a discount from their initial offering price, depending on the number of holders of the Notes, the interest of securities dealers in making a market for the Notes, prevailing interest rates, the market for similar securities, our credit rating, our operating performance and financial condition, the prospects for companies in our industry generally and other factors. If an active trading market does not develop, the market price and liquidity of the Notes may be adversely affected. As a result, we cannot ensure you that you will be able to sell any of the Notes at a particular time, at attractive prices, or at all. Thus, you may be required to bear the financial risk of your investment in the Notes indefinitely.
We may be unable to make a change of control offer that will be required by the indenture governing the Notes, which would cause defaults under the Indenture.
The terms of the Notes will require us to make an offer to repurchase the Notes upon the occurrence of a specified change of control event at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest to the date of the purchase. Other financing arrangements we may enter into may also require repayment of amounts outstanding in the event of a specified change of control event and limit our ability to fund the repurchase of your Notes. It is possible that we will not have sufficient funds at the time of the specified change of control event to make the required repurchase of Notes or that restrictions in our credit facilities and other financing arrangements will not allow the repurchases. See “Description of Notes—Change of Control” in this prospectus supplement.
Redemption may adversely affect your return on the Notes.
We have the right to redeem some or all of the Notes prior to maturity. We may redeem the Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the Notes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
AND MARKET DATA
Any statements made or implied in this prospectus supplement, the accompanying prospectus, and any free writing prospectus we may prepare in connection with this offering or in the documents incorporated by reference in the accompanying prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and should be evaluated as such. The words “anticipate”, “believe”, “expect”, “intend”, “plan”, “estimate”, “target”, “project”, “should”, “may”, “could”, “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements generally relate to information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, future economic, political and social conditions in the countries in which we operate and their possible impact on our business and the effects of future regulation and the effects of competition. Such forward-looking statements reflect, among other things, our current expectations, plans, projections and strategies, anticipated financial results, future events and financial trends affecting our business, all of which are subject to known and unknown risks, uncertainties and other important factors (in addition to those discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus) that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things:
•
the dependence of our business on the continued growth of online commerce and digital financial services, the commercial and financial activity that our users generate on our platforms and the availability and reliability of the Internet in Latin America;

•	our ability to expand our operations and adapt to rapidly changing industry and technology standards in a cost-effective and timely manner;
•	our ability to attract new customers, retain existing customers and increase revenues;
•	litigation and legal liability;
•	system interruptions, failures or reputational damage from the failure of users of our Marketplace to deliver merchandise or make required payments;
•	failure or the failure of our partners to manage Mercado Pago users’ funds properly could harm our business;
•	our ability to attract and retain qualified personnel, the loss of which could have a material adverse effect on us;
•	consumer trends, seasonality and loss of revenue if certain items become less popular or if we fail to meet customer demand;
•	manufacturers limiting distribution of their products by distributors, preventing distributors from selling through us or encouraging governments to limit e-commerce;
•	security breaches, disruption and confidential data theft from our systems, which can adversely affect our reputation and business;
•	realizing benefits from recent or future strategic investments, acquisitions of businesses, technologies, services or products, despite their capital outlay and potential dilution to our stockholders;
•	debt instruments that contain restrictions that limit our flexibility in operating our business, and changes by any rating agency to our outlook or credit rating could negatively affect us;
•	we are exposed to the value of digital assets that may be highly volatile and subject to risk of loss;
•
increasing scrutiny and evolving expectations from customers, regulators, investors, and other stakeholders with respect to our environmental, social and governance practices that may impose additional costs on us or expose us to new or additional risks;

•	legal and financial liability upon the sale of items that infringe intellectual property rights of third parties and for information and material disseminated through our platforms;
•	adequately protecting and enforcing our intellectual property rights, which could lead us to potentially face claims alleging that our technologies infringe the property rights of others;
•	delays or problems with operating or upgrading our existing information technology infrastructure that could cause a disruption in our business and adversely impact our financial results;
•	our ability to secure licenses for technologies on which we rely;
•	the risk of political and economic crises, instability, terrorism, civil strife, labor conflicts, expropriation, corruption and other risks of doing business in emerging markets;
•	local currencies used in the conduct of our business being subject to depreciation, volatility and exchange controls;
•	our transactions in Latin America potentially being impacted by the weaknesses of secure payment methods;
•	the impact of government and central bank regulations on our business;
•	Latin American governments exercising significant influence over the economies of the countries where we operate; and
•	political, social and economic conditions in Latin America.
You should carefully consider the risks specified under the caption “Risk Factors” on page S-8 of this prospectus supplement and page 6 of the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus and in subsequent public statements or reports we file with the SEC, before making any investment decision with respect to our Notes. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading price of our Notes could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus supplement, the accompanying prospectus and the SEC filings incorporated by reference into the accompanying prospectus.
This prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus contain, and any free writing prospectus we may prepare in connection with any offering contemplated hereby may contain, estimates, projections and other information concerning our industry, markets, products and services. These estimates, projections and other information may concern, among other things, our market position, size, number of unique visitors and page views compared to other online commerce platforms, the size of our markets, growth in internet penetration rates in our markets compared to internet penetration rates globally, the breadth and affordability of products and services listed on our websites compared to other online and offline venues, the cost to sellers of listing on our websites compared to other offline venues, credit card adoption and bank account penetration into Latin America, and similar matters. These estimates, projections and other information are generally based on data from third parties, which may include market research firms and trade, industry or governmental websites and publications, and may also be based on estimates and forecasts by our management. This information involves a number of assumptions, estimates, uncertainties and limitations and we have not independently verified any of the information provided by third parties. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the caption “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein. These and other factors could cause actual industry, market and other conditions to differ materially from those reflected in these estimates, projections and other information, and you should not place undue reliance on any of this information.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of the Notes will be approximately $    million. We intend to apply the net proceeds of the Notes offering for general corporate purposes.

DESCRIPTION OF NOTES
The following description of the specific terms and conditions of the Notes and the Subsidiary Guarantees supplements the description of the general terms and conditions set forth under “Description of Debt Securities” and “Description of Guarantees” in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making an investment in the Notes. If any specific information regarding the Notes or the Subsidiary, as applicable, in this prospectus supplement is inconsistent with the more general terms and conditions of the Notes or the Subsidiary Guarantees, as applicable, described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.
We will issue the Notes under an indenture and a supplemental indenture with respect to the Notes (together, the “Indenture”) to be entered into between us, the Subsidiary Guarantors and The Bank of New York Mellon, as trustee, registrar, paying agent and transfer agent (the “Trustee”). We summarize below certain provisions of the Indenture, but do not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights. You may obtain a copy of the Indenture in the manner described under “Where You Can Find More Information” in the accompanying prospectus.
You can find the definition of capitalized terms used in this section of this prospectus supplement under “— Certain Definitions.” In this section, when we refer to:
•	the “Company,” we mean MercadoLibre, Inc. (parent company only) and not its Subsidiaries; and
•
the “Notes” in this section, we mean, unless the context otherwise requires, collectively, the 20   Notes and the 20   Notes offered hereby and any corresponding Additional Notes, as described below in “—General.”

General
The Notes will:
•	be senior unsecured obligations of the Company;
•	rank equal in right of payment with all other existing and future senior unsecured indebtedness of the Company;
•	rank senior in right of payment to all existing and future subordinated indebtedness of the Company, if any;
•	be effectively subordinated to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness;
•	be effectively subordinated to obligations of the Company preferred by statute or by operation of law;
•
be guaranteed by each Subsidiary Guarantor with such guarantee ranking equal in right of payment with all other existing and future senior unsecured indebtedness of such Subsidiary Guarantor, except for statutory priorities under applicable law; and

•	be effectively subordinated to all existing and future indebtedness of any Subsidiary that does not provide a Subsidiary Guarantee.
As of September 30, 2025, we had consolidated total liabilities of U.S.$30,473 million, including consolidated total indebtedness of U.S.$7,840 million and U.S.$3,030 million of secured indebtedness. Our non-guarantor subsidiaries, taken together, had U.S.$9,269 million of our consolidated total liabilities and U.S.$6,055 million of our consolidated total indebtedness, including U.S.$2,838 million of secured indebtedness. As of the same date, after giving effect to this offering and the application of the net proceeds from this offering as described under “Use of Proceeds” in this prospectus, we would have had consolidated total indebtedness of U.S.$   .
The Company will initially issue U.S.$    million aggregate principal amount of 20   Notes and U.S.$    million aggregate principal amount of 20   Notes, but may issue an unlimited principal amount of securities under the Indenture and may, without your consent, issue additional Notes (“Additional Notes”) in one or more transactions, which have substantially identical terms (other than issue price, issue date and date from which the interest will accrue) as Notes of the same series issued on the Issue Date. Any Additional Notes will be consolidated and form a single series with the Notes of the relevant series issued on the Issue Date, so that, among other things, Holders of any Additional Notes will have the right to vote together with Holders of Notes of the same series issued on the Issue Date as one class. Any Additional Notes shall be issued with a separate CUSIP number unless the Additional Notes are issued pursuant to a “qualified reopening” of the original series of Notes, are otherwise treated as part of the same “issue” of debt instruments as the original series of Notes or are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.
The Notes will be issued in the form of one or more Global Notes without coupons, registered in the name of a nominee of DTC, as depositary. The Notes will be issued in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof.
Principal, Maturity and Interest
The 20   Notes will mature on    , 20   , and the 20   Notes will mature on    , 20   , unless earlier redeemed in accordance with the terms of each series of Notes. See “—Optional Redemption” below.
The Notes will not be entitled to the benefit of any mandatory sinking fund.
Interest on the 20   Notes will accrue at the rate of   % per year and interest on the 20   Notes will accrue at the rate of   % per year, and each will be payable semi-annually in arrears on     and     of each year, commencing on    , 2026. Payments will be made to the persons who are registered Holders at the close of business on the     and    , as the case may be, immediately preceding the applicable interest payment date (whether or not a Business Day) and at maturity.
Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Initially, the Trustee will act as registrar, transfer agent and paying agent for the Notes. The Company may change the registrar, transfer agent and paying agent, without notice to Holders. Payments on Global Notes shall be made to DTC in accordance with its applicable procedures.
If any scheduled interest or principal payment date or any date for early redemption of the Notes is not a Business Day, the payment will be made on the next Business Day. No interest on the Notes will accrue as a result of this delay in payment.
Subsidiary Guarantees
The obligations of the Company pursuant to the Notes will be fully and unconditionally guaranteed (a “Subsidiary Guarantee”), jointly and severally, on an unsecured basis, by MercadoLibre S.R.L., eBazar.com.br Ltda., Mercado Pago Instituição de Pagamento Ltda, DeRemate.com de México, S. de R.L. de C.V., MPFS, S. de R.L. de C.V., MP Agregador, S. de R.L. de C.V., MercadoLibre Chile Ltda., and MercadoLibre Colombia Ltda. (collectively, the “Initial Subsidiary Guarantors”) and any other Subsidiary (other than an Excluded Subsidiary) that becomes a guarantor in respect of Triggering Indebtedness (as defined below) (together with the Initial Subsidiary Guarantors, the “Subsidiary Guarantors”). The Initial Subsidiary Guarantors represented in the aggregate 77.1% of our consolidated total revenues for the nine-month period September 30, 2025.
Each Subsidiary Guarantee will be limited to the maximum amount that would not render the Subsidiary Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of applicable law. By virtue of this limitation, a Subsidiary Guarantor’s obligation under its Subsidiary Guarantee could be significantly less than amounts payable with respect to the Notes, or a Subsidiary Guarantor may have effectively no obligation under its Subsidiary Guarantee. See “Risk Factors—Risks Related to the Notes and Subsidiary Guarantees—A finding that any of the Subsidiary Guarantors is subject to U.S. bankruptcy laws or similar laws in other Subsidiary Guarantor jurisdictions and that any of the Subsidiary Guarantees executed by it was a fraudulent conveyance could result in the relevant holders of the Notes losing their legal claim against that Subsidiary Guarantor” in this prospectus supplement.
We cannot assure you that this limitation will protect the Subsidiary Guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Subsidiary Guarantees would suffice, if necessary, to pay the Notes in full when due.

The Subsidiary Guarantee of a Subsidiary Guarantor will terminate upon:
•
the sale, exchange, disposition or other transfer (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (other than to the Company or a Subsidiary) otherwise permitted by the Indenture;

•	defeasance or discharge of the Notes, as provided in “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”;
•
the release or discharge of the Subsidiary Guarantee by such Subsidiary Guarantor of the Triggering Indebtedness or the repayment of the Triggering Indebtedness, in each case, that resulted in the obligation of such Subsidiary to become a Subsidiary Guarantor; provided that in no event shall the Subsidiary Guarantee of an Initial Subsidiary Guarantor terminate pursuant to this provision; or

•	such Subsidiary Guarantor becoming an Excluded Subsidiary or ceasing to be a Subsidiary.
If any Subsidiary (other than an Excluded Subsidiary) becomes a guarantor of Triggering Indebtedness, within 60 business days of such event, the Company shall cause such Subsidiary to enter into a supplemental indenture pursuant to which such Subsidiary shall become a Subsidiary Guarantor on terms substantially similar to other Subsidiary Guarantees, subject to modifications as determined by the Company in good faith to take into account any legal requirements or limitations applicable to such Subsidiary Guarantor.
Other than as set forth in the immediately preceding paragraph, the Company shall have the right to designate, in its sole discretion, any Subsidiary as a Subsidiary Guarantor of the Notes.
Additional Amounts
All payments made by us or on our behalf in respect of the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature (each a “Tax”), unless the withholding or deduction of such Tax is required by law or by official interpretation or administration thereof.
If the Company is obligated by law of any jurisdiction where a Subsidiary Guarantor is incorporated, resident or doing business for tax purposes or from or through which any such payment is made, or any political subdivision thereof (each a “Relevant Jurisdiction”), or by any taxing authority of a Relevant Jurisdiction to deduct any withholding Taxes from payments of interest to investors (or if a Subsidiary Guarantor is obligated to deduct any withholding Taxes from payments made under a Subsidiary Guarantee) we will (or, with respect to a Subsidiary Guarantee, such Subsidiary Guarantor will) pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by such Holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such Holder would have received in the absence of such withholding or deduction.
However, the obligation to pay Additional Amounts is subject to several important exceptions. The Company and each Subsidiary Guarantor, will not be required to pay Additional Amounts to any Holder for or on account of any of the following:
•
any Taxes that would not have been imposed but for any present or former connection between the Holder (or a fiduciary, settlor, beneficiary, member or shareholder of the Holder) and the Relevant Jurisdiction (other than the mere receipt of a payment or the ownership or holding of a Note), including being a resident of such jurisdiction for tax purposes;

•	any estate, inheritance, capital gains, excise, personal property tax, sales, transfer, gift or similar Taxes;
•
any Taxes that would not have been imposed but for the failure of the Holder or any other Person to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Relevant Jurisdiction, for tax purposes, of the Holder or any beneficial owner of the Note if compliance is required by law, regulation or by an applicable income tax treaty to which the Relevant Jurisdiction is a party, as a precondition to exemption from, or reduction in the rate of, the Tax (including withholding taxes payable on interest payments under the Notes) and we have given the Holders at least 30 days’ notice that Holders will be required to provide such certification, identification or information;

•	any Taxes payable otherwise than by deduction or withholding from payments on or in respect of the Notes;
•
any Taxes with respect to a Note presented for payment, where presentation is required, more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 30-day period;

•
any Taxes required to be withheld by any paying agent of the Company from any payment of the principal of, or premium or interest on any Note, if such Taxes result from the presentation of any Note for payment and the payment can be made without such withholding or deduction by the presentation of the Note for payment by at least one other reasonably available paying agent of the Company;

•	any Taxes imposed by the United States, any state thereof, the District of Columbia or any political subdivision of the foregoing;
•
any Taxes imposed under Sections 1471 through 1474 of the United States Internal Revenue Code (the “Code”) (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code;

•
any payment on the Note to a Holder that is a fiduciary, a partnership, a limited liability company or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership, an interest holder in such a limited liability company or the beneficial owner of the payment would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the Holder of the Note; or

•	in the case of any combination of the items listed above.
The Company will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of taxes in respect of which we have paid any Additional Amount. Copies of such documentation will be made reasonably available to the Holders of the Notes or the relevant paying agent upon request.
Any reference in the accompanying prospectus, this prospectus supplement, the Indenture or the Notes to principal, premium, interest or any other amount payable in respect of the Notes by us will be deemed also to refer to any Additional Amount that may be payable with respect to that amount under the obligations referred to in this section.
Optional Redemption
Optional Redemption with a Make-Whole Premium
Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of
(1)	100% of the principal amount of such series of Notes to be redeemed, and
(2)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus (i) with respect to the 20   Notes,   basis points, and (ii) with respect to the 20   Notes,   basis points, less (b) interest accrued to the date of redemption, plus, in either case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Par Call Date” means (i) with respect to the 20   Notes,     , 20   (   months prior to the maturity date of the 20    Notes) and (ii) with respect to the 20   Notes,    , 20   (   months prior to the maturity date of the 20     Notes).
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company or the Company’s designee (which will not be the Trustee) after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Calculation of the foregoing will be made by us or on our behalf by such Person as we shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee. The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Optional Redemption Upon Tax Event
If the Company determines that, as a result of any amendment to or change in, the laws or treaties (or any rules or regulations, or if applicable, rulings promulgated thereunder) of a Relevant Jurisdiction, any taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application (including judicial or administrative interpretation or application, as applicable) of such laws, treaties, rules or, regulations or rulings, which amendment to or change in such laws, rules or, regulations or rulings is legislated or promulgated or, in the case of a change in official interpretation or application(including judicial or administrative interpretation or application, as applicable), is announced or otherwise made available on or after the later of the date of this prospectus and the date that the Relevant Jurisdiction becomes a Relevant Jurisdiction, the Company or a

Subsidiary Guarantor would be obligated, to pay any Additional Amounts in respect of a series (see “—Additional Amounts”), provided that the Company, in its business judgment, determines that such obligation cannot be avoided by the Company taking reasonable measures available to it (including, without limitation, taking reasonable measures to change the paying agent), then, at our option, all, but not less than all, of the Notes of such series may be redeemed at any time at a redemption price equal to 100% of the outstanding principal amount, plus any accrued and unpaid interest to the redemption date due thereon up to but not including the date of redemption; provided that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which the Company (or a Subsidiary Guarantor) would be obligated to pay these Additional Amounts if a payment on such series of Notes were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect.
Prior to the giving of any notice of redemption pursuant to this provision, the Company will deliver to the Trustee:
•	an Officers’ Certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred; and
•
an Opinion of Counsel from legal counsel in a Relevant Jurisdiction (which may be our counsel) of recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment.

Redemption at Par
In addition, the Notes of a series will be redeemable, at any time and from time to time, in whole or in part, at the Company’s option beginning on the applicable Par Call Date, at a redemption price equal to 100% of the outstanding principal amount of such series of Notes to be redeemed, plus accrued and unpaid interest on the principal amount of such series of Notes being redeemed to, but not including, the date of redemption. Notwithstanding the foregoing, payments of interest on such series of Notes that are due and payable on or prior to a date fixed for redemption of such series of Notes will be payable to the holders of those series of Notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the Indenture.
Optional Redemption Procedures
Notice of any redemption will be given at least 10 but not more than 30 days before the redemption date to Holders of Notes to be redeemed in accordance with the provisions described in “—Notices” below.
We may make any redemption or redemption notice subject to the satisfaction of conditions precedent. If such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time (but no more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.
Notes called for redemption will become due on the date fixed for redemption. The Company will pay the redemption price for the Notes called for redemption including accrued and unpaid interest thereon to but not including the date of redemption. On and after the redemption date, interest will cease to accrue on such Notes as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price including accrued and unpaid interest thereon pursuant to the Indenture. Upon redemption of the Notes by the Company, the redeemed Notes will be cancelled and cannot be reissued.
If fewer than all of the Notes of a series are being redeemed, the Notes of such series to be redeemed shall be selected as follows: (1) if the Notes of such series are listed on an exchange, in compliance with the requirements of such exchange, (2) if the Notes of such series are not so listed but are in global form, then by lot or otherwise in accordance with the procedures of DTC or the applicable depositary or (3) if the Notes of such series are not so listed and are not in global form, on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate; provided that the remaining principal amount of such Holder’s Note will not be less than U.S.$100,000. Upon surrender of any Note of a series redeemed in part, the holder will receive a new Note of such series equal in principal amount to the unredeemed portion of the surrendered Note of such series. Once notice of redemption is sent to the Holders, Notes of such series called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, Notes of such series redeemed will cease to accrue interest (unless the Company defaults in the payment of the redemption price).
Change of Control
Upon the occurrence of a Change of Control Repurchase Event, each Holder of Notes of a series will have the right to require that the Company purchase all or a portion (in integral multiples of U.S.$1,000; provided that the remaining principal amount of such Holder’s Note will not be less than U.S.$100,000) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest thereon through the purchase date (the “Change of Control Payment”).
Within 30 days following the date upon which the Change of Control Repurchase Event occurs, the Company must send a notice to each Holder, with a copy to the Trustee, offering to purchase the Notes as described above (a “Change of Control Offer”) as described in “—Notices” below. The Change of Control Offer will state, among other things, the purchase date, which must be at least 30 but not more than 60 days from the date the notice is given, other than as may be required by law (the “Change of Control Payment Date”).
On the Business Day immediately preceding the Change of Control Payment Date, the Company will, to the extent lawful, deposit with the paying agent funds in an amount equal to the Change of Control Payment, in respect of all Notes or portions thereof so tendered.
On the Change of Control Payment Date, as applicable, the Company will, to the extent lawful:
(1)	accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer; and
(2)
deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.
The Company will have the right to redeem all of the Notes of a series at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the right of holders of Notes of such series on a relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date), following the consummation of a Change of Control Repurchase Event if at least 90% of the Notes of such series outstanding prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control Repurchase Event.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent any such rule, laws and regulations are applicable in connection with the purchase of Notes in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Indenture, the Company will comply with such securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by doing so.
Other existing and future indebtedness of the Company may contain prohibitions on the occurrence of events that would constitute a Change of Control or require that Indebtedness be purchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes upon a Change of Control may cause a default under such indebtedness even if the Change of Control itself does not.
If a Change of Control Repurchase Event occurs, the Company may not have available funds sufficient to make the Change of Control Payment for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations and any other obligations it may have. However, we cannot assure you that the Company would be able to obtain necessary financing, and the terms of the Indenture may restrict the ability of the Company to obtain such financing.

Holders will not be entitled to require the Company to purchase their Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction which is not a Change of Control.
The Company will not be required to make a Change of Control Offer upon a Change of Control if: (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (b) prior to the date the Change of Control Offer is required to be made, the Company has given notice of redemption in respect of all of the outstanding Notes in accordance with the Indenture.
The Company’s obligation to make a Change of Control Offer as a result of a Change of Control Repurchase Event may be waived or modified at any time prior to the occurrence of such Change of Control Repurchase Event with the consent of the holders of a majority in principal amount of the Notes. See “—Modification of the Indenture.”
One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of the Company’s assets under certain circumstances. This term varies based upon the facts and circumstances of the subject transaction and has not been interpreted under New York State law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in certain circumstances there may be uncertainty in ascertaining whether a particular transaction involved a disposition of “all or substantially all” of the assets of a Person. In the event that Holders elect to require the Company to purchase the Notes and the Company contests such election, there can be no assurance as to how a court interpreting New York State law would interpret that phrase under certain circumstances.
Covenants
Limitation on Liens
The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, Incur any Liens of any kind (except for Permitted Liens) against or upon any of their respective properties or assets, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, to secure any Indebtedness, unless contemporaneously therewith effective provision is made to secure the Notes, the Subsidiary Guarantees and all other amounts due under the Indenture equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien. The preceding sentence will not require the Company or any Subsidiary to equally and ratably secure the Notes if the Lien consists of a Permitted Lien.
Limitations on Sale and Lease-Back Transactions
The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any property of such Person, unless either:
(a)
the Company or that Subsidiary would be entitled pursuant to the provisions of the Indenture described above under “—Limitation on Liens” (including any exception to the restrictions set forth therein) to issue, assume or guarantee Indebtedness secured by a Lien on any such property at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes; or

(b)
the Company or that Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased, to (1) the retirement, within 12 months after the effective date of the Sale and Lease-Back Transaction, of any of the Company’s Indebtedness ranking at least pari passu with the Notes or Indebtedness of any Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries or (2) to the acquisition, purchase, construction or improvement of real property or personal property used or to be used by the Company or any of its Subsidiaries in the ordinary course of business.

These restrictions will not apply to:
(1)	transactions providing for a lease term, including any renewal, of not more than three years; or
(2)	transactions between the Company and any of its Subsidiaries or between the Company’s Subsidiaries.

Limitation on Merger, Consolidation and Sale of Assets
The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Company is the surviving or continuing Person), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s properties and assets (determined on a consolidated basis for the Company and its Subsidiaries), to any Person unless:
(a)	either:
(1)	the Company is the surviving or continuing Person; or
(2)
the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Subsidiaries substantially as an entirety (the “Surviving Entity”):

(A)	is a corporation or company organized or incorporated and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and
(B)
expressly assumes, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance and observance of the covenants of the Notes and the Indenture on the part of the Company to be performed or observed;

(b)	immediately before and immediately after giving effect to such transaction, no Default or Event of Default has occurred or is continuing;
(c)
if the surviving or continuing Person is not the Company, each Subsidiary Guarantor has confirmed by supplemental indenture that its Subsidiary Guarantee will apply to the obligations of the Surviving Entity in respect of the Indenture and the Notes; and

(d)
the Company or the Surviving Entity has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture(s), if any, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to the transaction have been satisfied.

For purposes of this covenant, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company (determined on a consolidated basis for the Company and its Subsidiaries), will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
The provisions of clause (b) above will not apply to any merger or consolidation of the Company into an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another jurisdiction so long as the Indebtedness of the Company and its Subsidiaries taken as a whole is not increased thereby.
The foregoing provisions of this covenant shall not apply to (i) any transfer of assets by the Company to any Subsidiary, (ii) any transfer of assets among Subsidiaries, or (iii) any transfer of assets to the Company.
Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Subsidiaries in accordance with this covenant, in which the Company is not the continuing Person, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such and the Company shall be relieved of its obligations under the Indenture and the Notes. For the avoidance of doubt, compliance with this covenant will not affect the obligations of the Company (including a Surviving Entity, if applicable) under “—Change of Control,” if applicable.

No Subsidiary Guarantor may consolidate with or merge with or into any Person, or sell, convey, transfer or dispose of, all or substantially all of its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or permit any Person to merge with or into the Subsidiary Guarantor unless:
(a)	the other Person is the Company or any Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction;
(b)
(1) either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(c)
the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Company or a Subsidiary) otherwise permitted by the Indenture.

Reports to Holders
If at any point the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish or cause to be furnished to the Trustee in English (for distribution only to the Holders of Notes):
(1)
within 60 days after the end of the first, second and third quarters of the Company’s fiscal year (commencing with the quarter ending immediately following the Company no longer being subject to such reporting requirements), quarterly unaudited financial statements (consolidated) prepared in accordance with GAAP of the Company for such period; and

(2)
within 120 days after the end of the fiscal year of the Company (commencing with the first fiscal year ending immediately following the Company no longer being subject to such reporting requirements), annual audited financial statements (consolidated) prepared in accordance with GAAP of the Company for such fiscal year and a report on such annual financial statements by the Auditors.

Notwithstanding the foregoing, if the Company makes available the reports described in this covenant on its website, it will be deemed to have satisfied the reporting requirements set forth in such clause. The Trustee shall have no duty to ascertain if or when any reports have been made available on the Company’s website. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or any other Person’s compliance with any of its covenants under the Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s or any other Person’s compliance with the covenants described above or with respect to any reports or other documents filed under the Indenture; provided, however, that nothing herein shall relieve the Trustee of any obligations to monitor the Company’s timely delivery of all reports and certificates described in this section “—Reports to Holders.”
Notices
Notices to Holders of non-Global Notes will be mailed to them at their registered addresses by the Company or, at the Company’s request, by the Trustee. Notices to Holders of Global Notes will be given to DTC in accordance with its applicable procedures.
Notices will be deemed to have been given on the date of delivery to DTC or mailing, as applicable, or of publication as aforesaid or, if published on different dates, on the date of the first such publication.
Events of Default
The following are “Events of Default” with respect to a series under the Indenture:
(1)
default in the payment when due of the principal of or premium, if any, on (including, in each case, any related Additional Amounts) of Notes of such series, including the failure to make a required payment to purchase Notes of such series tendered pursuant to an optional redemption or a Change of Control Offer;

(2)	default for 30 days or more in the payment when due of interest (including any related Additional Amounts) on any Notes of such series;
(3)
the failure by the Company or any Subsidiary to comply with any other covenant or agreement contained in the Indenture or the Notes for 90 days or more after written notice to the Company thereof from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes of such series;

(4)	default by the Company or any Significant Subsidiary under any Indebtedness for borrowed money which:
(a)
is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness for borrowed money prior to the expiration of any applicable grace period provided in such indebtedness for borrowed money on the date of such default; or

(b)
results in the acceleration of such indebtedness for borrowed money prior to its Stated Maturity; and the principal or accreted amount of indebtedness for borrowed money covered by clause (a) or (b) at the relevant time aggregates U.S.$150 million (or the equivalent in other currencies) or more;

(5)
failure by the Company or any of its Significant Subsidiaries to pay one or more final judgments against any of them, aggregating U.S.$150 million (or the equivalent in other currencies) or more, which are not paid, discharged or stayed for a period of 90 days or more (to the extent not covered by a reputable and creditworthy insurance company);

(6)
certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; provided that in the case that a decree or order by a court having jurisdiction shall have approved as properly filed an involuntary bankruptcy or insolvency petition, no Event of Default shall have occurred until such decree or order remains undischarged or unstayed and in effect for a period of 90 days; or

(7)
except as permitted by the Indenture, any Subsidiary Guarantee is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee; provided that the Subsidiary Guarantee of a Subsidiary Guarantor becoming unenforceable or invalid as a result of a change in law or regulations shall not constitute an Event of Default under the Indenture.

If an Event of Default of a series (other than an Event of Default specified in clause (6) above with respect to the Company) has occurred and is continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes of such series may declare the unpaid principal of and premium, if any, and accrued and unpaid interest on all the Notes of such series to be immediately due and payable by notice in writing to the Company (if given by the Trustee or the Holders) and the Trustee (if given by the Holders) specifying the Event of Default and that it is a “notice of acceleration.” If an Event of Default specified in clause (6) above occurs with respect to the Company, then the unpaid principal of and premium, if any, and accrued and unpaid interest on all the Notes of such series will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
At any time after such a declaration of acceleration with respect to a series of the Notes has been made as described in the preceding paragraph, the Holders of a majority in principal amount of the outstanding Notes of such series, by written notice to the Company and the Trustee, may rescind and cancel such declaration and its consequences:
(1)	if the rescission would not conflict with any judgment or decree;
(2)	if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;
(3)
to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4)	if the Company has paid the Trustee its compensation and reimbursed the Trustee for its expenses, disbursements and advances outstanding at that time.
No rescission will affect any subsequent Default or impair any rights relating thereto.

The Holders of a majority in principal amount of the outstanding Notes of such series may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Notes of such series.
Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity and/or security reasonably satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then-outstanding Notes of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.
No Holder of any Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless:
(1)	such Holder gives to the Trustee written notice of a continuing Event of Default for such series of Notes;
(2)	Holders of at least 25% in principal amount of the then-outstanding Notes of a series make a written request to the Trustee to pursue the remedy;
(3)	such Holders of such series of Notes provide to the Trustee satisfactory indemnity;
(4)	the Trustee does not comply within 60 days; and
(5)
during such 60-day period the Holders of a majority in principal amount of the outstanding Notes of such series do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request;

provided that a Holder of a Note of such series may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.
The Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee written notice of such Default or Event of Default, the status thereof and what action the Company is taking or proposes to take in respect thereof. In the absence of any such notice of Default or Event of Default from the Company, the Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default. The Indenture provides that if a Default or Event of Default occurs, is continuing and is actually known to the Trustee, the Trustee give to each Holder notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note and Additional Amounts, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the Holders.
Legal Defeasance and Covenant Defeasance
The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes and all obligations of the Subsidiary Guarantors discharged with respect to the Subsidiary Guarantees (“Legal Defeasance”). Legal Defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes on the 91st day after the deposit specified in clause (1) of the second following paragraph, except for:
(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on, the Notes when such payments are due from the trust referred to below;
(2)
the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)	the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and
(4)	the Legal Defeasance provisions of the Indenture.
In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described under “—Covenants” (“Covenant Defeasance”) and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (other than non-payment and bankruptcy, receivership, reorganization and insolvency events with respect to the Company) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)
the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, certain direct non-callable obligations of, or guaranteed by, the United States, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the case of obligations of the United States, in the opinion of a nationally recognized firm of independent public accountants or investment bank, to pay the principal of, premium, if any, and interest (including Additional Amounts) on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)
in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from a nationally recognized law firm in the U.S. reasonably acceptable to the Trustee and independent of the Company to the effect that:

(a)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or
(b)	since the Issue Date, there has been a change in the applicable U.S. federal income tax law;
in either case to the effect that, and based thereon such Opinion of Counsel shall state that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)
in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from a nationally recognized law firm in the U.S. reasonably acceptable to the Trustee and independent of the Company to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of the deposit pursuant to clause (1) of this paragraph;
(5)
the Company has delivered to the Trustee an Officers’ Certificate stating that such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)
the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(7)
the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel from U.S. counsel reasonably acceptable to the Trustee and independent of the Company, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)
the Company has delivered to the Trustee an Opinion of Counsel from U.S. counsel reasonably acceptable to the Trustee and independent of the Company to the effect that the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes, and the Trustee, on written demand of and at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture, when:
(1)	either:
(a)
all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)
all Notes not theretofore delivered to the Trustee for cancellation have become due and payable at the Stated Maturity or will become due and payable within one year, including by reason of the giving of a notice of redemption, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds or Government Obligations sufficient without reinvestment to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and accrued and unpaid interest on the Notes to the date of deposit (in the case of Notes that have become due and payable) or to the Stated Maturity or to the redemption date, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment; and

(2)	the Company has paid all other sums payable under the Indenture and the Notes by it; and
(3)
the Company has delivered to the Trustee an Officers’ Certificate stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture
From time to time, the Company, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend, modify or supplement the Indenture and the Notes for the following purposes:
(1)	to cure any ambiguity, omission, defect or inconsistency contained therein;
(2)	to provide for the assumption by a Surviving Entity of the obligations of the Company or a Subsidiary Guarantor under the Indenture;
(3)	to add Subsidiary Guarantees or additional guarantees with respect to the Notes or release a Subsidiary Guarantee in accordance with the terms of the Indenture;
(4)	to secure the Notes;
(5)	to add to the covenants of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company;
(6)	to provide for the issuance of Additional Notes in accordance with the Indenture;
(7)	to evidence the replacement of the Trustee as provided for under the Indenture;
(8)	if necessary, in connection with any release of any security permitted under the Indenture;
(9)	to make any other change that does not adversely affect the rights of any Holder in any material respect;
(10)	to provide for uncertificated Notes in addition to or in place of certificated Notes; or
(11)	to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this “Description of Notes.”
Other modifications to, amendments of, and supplements to, waivers to any existing Default or Event of Default and its consequences (other than regarding a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes, except a payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of, the Indenture or the Notes or the

Subsidiary Guarantees may be made with the consent of the Holders of a majority in principal amount of the then-outstanding Notes of a series issued under the Indenture, except that, without the consent of each Holder of such series affected thereby, no amendment may (with respect to any Notes of such series held by a non-consenting Holder):
(1)	reduce the percentage of the principal amount of the outstanding Notes of such series whose Holders of Notes of such series must consent to an amendment, supplement or waiver;
(2)	reduce the rate of or change or have the effect of changing the time for payment of interest on any Notes of such series;
(3)	change any place of payment where the principal of or interest on the Notes of such series is payable;
(4)
reduce the principal of or change or have the effect of changing the fixed maturity of any Notes of such series, or change the date on which any Notes of such series may be subject to redemption, or reduce the redemption price therefor;

(5)	make any Notes of such series payable in currencies other than that stated in the Notes of such series;
(6)
make any change in provisions of the Indenture entitling each Holder of Notes of such series to receive payment of principal of, premium, if any, and interest on such Notes of such series on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of outstanding Notes of such series to waive Defaults or Events of Default;

(7)
reduce the premium payable upon a Change of Control Repurchase Event or, at any time after a Change of Control Repurchase Event has occurred, (i) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer relating thereto, or (ii) change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer;

(8)
eliminate or modify in any manner a Subsidiary Guarantor’s obligations with respect to its Subsidiary Guarantee which adversely affects Holders of Notes of such series in any material respect, except as contemplated in the Indenture;

(9)
make any change in the provisions of the Indenture described under “—Additional Amounts” that adversely affects the rights of any Holder of Notes of such series or amend the terms of the Notes of such series in a way that would result in a loss of exemption from any applicable taxes; and

(10)
make any change to the provisions of the Indenture or the Notes of such series that adversely affects the ranking of the Notes of such series (for the avoidance of doubt, a change to the covenants “Limitation on Liens” and “Limitations on Sale and Lease-Back Transactions” does not adversely affect the ranking of the Notes).

Governing Law; Jurisdiction
The Indenture, the Notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the law of the State of New York.
Each of the Company and the Subsidiary Guarantors will submit to the jurisdiction of the U.S. federal and New York state courts located in The City of New York, Borough of Manhattan, and the Company will appoint an agent for service of process with respect to any actions brought in these courts arising out of or based on the Indenture or the Notes.
According to the laws of the State of New York, claims against us for the payment of principal of and premium, if any, and interest on the Notes must be made within six years from the due date for payment thereof.
The Trustee
The Bank of New York Mellon is the Trustee under the Indenture. The principal office of the Trustee is 240 Greenwich Street, New York, New York, 10286, Attention: Corporate Trust Administration.
Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.
No Personal Liability
No director, officer, employee, incorporator or similar founder, stockholder or member of the Company or any Subsidiary Guarantor will have any liability for or any obligations of the Company under the Notes, the Indenture or any Subsidiary Guarantee or for any claims based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws or under corporate law of the State of Delaware.
Listing
We intend to apply to list the Notes on the Nasdaq Bond Exchange. The Company will use commercially reasonable efforts to obtain listing of the Notes on such exchange.
Certain Definitions
The following sets forth certain of the defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other terms used herein for which no definition is provided.
“Acquired Indebtedness” means Indebtedness of a Person or any of its subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or is assumed in connection with the acquisition of assets from such Person. Acquired Indebtedness will be deemed to have been Incurred at the time such Person becomes a Subsidiary or at the time it merges or consolidates with the Company or a Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.
“Additional Amounts” has the meaning set forth under “—Additional Amounts” above.
“Additional Notes” has the meaning set forth under “—General” above.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise.
“Attributable Debt” means, with respect to a Sale and Lease-Back Transaction, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the applicable rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the Indenture).
“Board of Directors” means the Board of Directors, managing partner or similar governing body of the Company, or any Subsidiary Guarantor, or any duly authorized committee thereof.
“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or any Guarantor, as applicable, to have been adopted by its Board of Directors or pursuant to authorization by its Board of Directors and to be in full force and effect on the date of the certification and delivered to the Trustee.
“Business Day” means any day except a Saturday, a Sunday, or a legal holiday or a day on which commercial banks and foreign exchange markets in any of the City of New York, New York or a place of payment are authorized or obligated by law, regulation or executive order to remain closed.
“Capital Stock” means (1) in the case of a corporation, corporate stock or shares in the capital of the corporation; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with GAAP. Notwithstanding the foregoing, the obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations.
“Change of Control” means the occurrence of one or more of the following events:
(1)
the direct or indirect sale, conveyance, assignment, transfer, lease or other disposition (other than by way of merger or consolidation), in one or more transactions or series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

(2)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (including any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act)) is or becomes the “beneficial owner” (as defined in Section 13(d)(3) of the Exchange Act) of more than 50% of the Voting Stock of the Company (including any Surviving Entity) measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i)(A) the Company becomes a wholly-owned Subsidiary of a holding company and (B) the Holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the Holders of the Company’s Voting Stock immediately prior to that transaction, (ii) pursuant to a transaction in which the shares of the Voting Stock of the Surviving Entity immediately after giving effect to such transaction are substantially the same as the Holders of the Company’s Voting Stock immediately prior to that transaction or (iii) the “person” referenced in clause (2) of the preceding sentence previously became the beneficial owner of the Company’s Voting Stock so as to have constituted a Change of Control in respect of which a Change of Control Offer was made (or otherwise would have if not for the waiver of such requirement by the Holders of the Notes).
“Change of Control Offer” has the meaning set forth under “—Change of Control.”
“Change of Control Payment” has the meaning set forth under “—Change of Control.”
“Change of Control Payment Date” has the meaning set forth under “—Change of Control.”
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Downgrade Event.
“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.
“Consolidated Total Assets” means, at any date of determination, the total assets of the Company and its Subsidiaries and VIEs on a consolidated basis, as shown on the most recent quarterly financial statements of the Company provided to the Trustee pursuant to “Covenants—Reports to Holders” (or required to be provided thereunder), calculated in accordance with GAAP and on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations or assets by the Company and its Subsidiaries and VIEs subsequent to such date and on or prior to the date of determination.
“Covenant Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Capital Stock; provided, further, however, that, if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company, any direct or indirect parent of the Company, or the Company’s Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Capital Stock will not be deemed to be Disqualified Capital Stock.
“Event of Default” has the meaning set forth under “—Events of Default.”
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
“Excluded Subsidiary” means any Subsidiary that: (i) is not or ceases to be a Wholly Owned Subsidiary of the Company as a consequence of a third party investing in or acquiring Capital Stock of such Subsidiary for fair market value, as determined in good faith by the Company; (ii) is prohibited or restricted by applicable law or regulation from being or becoming a Subsidiary Guarantor or, if the guarantee of the Notes would require governmental (including regulatory) consent, approval, license or authorization, or is or becomes a regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, and in each case, the Company reasonably determines that the granting or maintenance of a Subsidiary Guarantee by such Subsidiary is prohibited by, or would be unduly burdensome under, applicable laws or regulations; or (iii) in the case of any Subsidiary other than an Initial Subsidiary Guarantor, the Company reasonably determines that the granting or maintenance of a Subsidiary Guarantee by such Subsidiary would result in adverse tax consequences to the Company or any of its Subsidiaries.
“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets will be determined conclusively by the Board of Directors of the Company acting in good faith, and will be evidenced by a Board Resolution.
“Fitch” means Fitch Ratings, Inc., and its subsidiaries, and any successors thereto. “GAAP” means accounting principles generally accepted in the United States of America.
“Government Obligations” means securities which are (i) direct obligations of The United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of The United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by The United States of America, and which in the case of (i) and (ii) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation evidenced by such depository receipt.
“Guarantee” means a guarantee by a Guarantor of the Company’s obligations under this Indenture and any Securities and as provided in the applicable Board Resolution and Officer’s Certificate or the applicable supplemental indenture establishing the terms of such Series of Securities.
“Guarantor” means the Initial Subsidiary Guarantors and any Person that issues a Guarantee of the Notes, either on the Issue Date or after the Issue Date in accordance with the terms of the Indenture; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person with respect to (1) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Holder” means a Person in whose name a Note is registered in the register maintained by the registrar pursuant to the terms of the Indenture.
“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock will be considered an Incurrence of Indebtedness.
“Indebtedness” means, with respect to any Person, without duplication:
(1)	the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;
(2)	the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)	all Capitalized Lease Obligations of such Person;
(4)
all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts or other short term obligations to suppliers payable within 180 days, in each case in the ordinary course of business);

(5)
all reimbursement obligations in respect of letters of credit, banker’s acceptances or similar credit transactions (except to the extent incurred in the ordinary course of business and such obligation is satisfied within 20 Business Days of Incurrence);

(6)	guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above;
(7)
all Indebtedness of any other Person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Indebtedness so secured; and

(8)
all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that:

(a)
if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture; and

(b)	if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof.

The amount of Indebtedness of any Person at any date will be deemed to be: (i) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligations, provided that with respect to contingent obligations related to Permitted Securitization Financings, the amount that would appear as a liability on the balance sheet of such Person in accordance with GAAP; (ii) with respect to any Indebtedness issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness; and (iii) otherwise, the outstanding principal amount thereof. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (i) Hedging Obligations and (ii) Non-Recourse Indebtedness.
“Initial Subsidiary Guarantor” has the meaning set forth under “—Subsidiary Guarantees” above.
“Issue Date” means the first date of issuance of Notes under the Indenture.
“Legal Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”
“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that the lessee in respect of a Capitalized Lease Obligation or Sale and Lease-Back Transaction will be deemed to have Incurred a Lien on the property leased thereunder; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Non-Recourse Indebtedness” means any Indebtedness of the Company or any Subsidiary for which the holder of such Indebtedness has no recourse, directly or indirectly, to the Company or such Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which the Company or such Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to security interests or collateral documents or other recourse, obligations or liabilities, in respect of specific assets of the Company or such Subsidiary securing such Indebtedness; provided, that, recourse, obligations or liabilities solely for indemnities, breaches of warranties or representations that are contained in such security interests or collateral documents or other documentation in respect of Indebtedness, will not prevent that Indebtedness from being classified as Non-Recourse Indebtedness.
“Officer” means the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, any Vice-President, the Treasurer, a Director, the Chairman, the Secretary, any Assistant Treasurer, Assistant Secretary or authorized officer of the Company or any Subsidiary Guarantor, as applicable.
“Officer’s Certificate” means a certificate signed by an Officer of the Company or any Subsidiary Guarantor, as applicable.
“Permitted Liens” means any of the following Liens:
(1)
Liens existing on the Issue Date and any extension, renewal or replacement thereof, so long as the principal amount of Indebtedness secured thereby does not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and any improvements on such property);

(2)
statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings;

(3)
(a) licenses, sublicenses, leases or subleases granted by the Company or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries and (b) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by the Indenture to which the Company or any Subsidiary is a party;

(4)	Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, customs duties, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(5)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6)
Liens on patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the extent such Liens arise from the granting of license to use such patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to any Person in the ordinary course of business of the Company or any of its Subsidiaries;

(7)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(8)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Subsidiary, including rights of offset and set-off;
(9)
(i) Liens for taxes, assessments or other governmental charges, and (ii) attachment or judgment Liens, in each case, which are being contested in good faith by appropriate proceedings, provided that reserves or other appropriate provisions, if any, as may be required pursuant to GAAP have been made in respect thereof;

(10)
encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company or any of its Subsidiaries or to the ownership, lease or sublease of properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any of its Subsidiaries;

(11)	deposits in the ordinary course of business securing liability for reimbursement obligations of insurance carriers providing insurance to the Company or its Subsidiaries and any Liens thereon;
(12)
Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(13)
Liens in favor of the government of Argentina, Brazil, Mexico, Chile, Colombia and the United States or any political subdivision thereof, to secure payments pursuant to any contract with such government or to any statute to which the Company or any of its Subsidiaries is subject;

(14)	Liens securing the Notes or any guarantees of the Notes;
(15)	Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary;
(16)	Liens securing Acquired Indebtedness not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided that
(a)
such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company or a Subsidiary; and

(b)
such Liens do not extend to or cover any property of the Company or any Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Subsidiary.

(17)
purchase money Liens securing Purchase Money Indebtedness or Capitalized Lease Obligations Incurred (or guarantees in respect thereof) to finance the acquisition or leasing of property of the Company or a Subsidiary; provided that

(a)	the related Purchase Money Indebtedness does not exceed the cost of such property and will not be secured by any property of the Company or any Subsidiary other than the property so acquired; and
(b)	the Lien securing such Indebtedness will be created within 365 days of such acquisition;
(18)
Liens granted to secure Indebtedness from, directly or indirectly, any international or multilateral development bank, government-sponsored agency, export-import bank or agency, or official export-import credit insurer;

(19)	Liens incurred in connection with a Permitted Securitization Financing;
(20)	Liens incurred in connection with Non-Recourse Indebtedness; or
(21)
Liens securing an amount of Indebtedness or Attributable Debt outstanding at any one time not to exceed the greater of (a) U.S.$11,007 million (or the equivalent in other currencies) or (b) 30% of Consolidated Total Assets.

For purposes of determining compliance with this covenant, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and of any other available exemption, and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with the categories of Permitted Liens.
“Permitted Securitization Financing” means any of one or more financing facilities in respect of accounts receivables, credit card receivables, credit loans or any rights to receive payments in the ordinary course of business (whether in the form of a securitization, factoring, discounting, individual or global/bulk assignment or other similar financing transaction) the obligations of which are non-recourse to the Company or any Subsidiary (other than a Securitization Subsidiary or other Person that is not a Subsidiary), except for customary representations, warranties, covenants, indemnities, legal or regulatory obligations with respect to the validity or existence of the assigned, discounted or secured right, and other customary carve outs or guarantees in connection with such facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time.
“Person” means an individual, partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.
“Purchase Money Indebtedness” means Indebtedness Incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of the Refinancing.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.
“Rating Agency” means (1) each of Fitch and S&P; and (2) if any of Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch or S&P, as the case may be.
“Rating Downgrade Event” means the rating on the Notes is lowered from their rating then in effect as a result of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (or pending Change of Control) by at least two of the Rating Agencies on any date during the period (the “Trigger Period”)

commencing on the earlier of (i) the occurrence of a Change of Control and (ii) the first public notice of the intention by the Company to effect a Change of Control, and ending 60 days thereafter (which Trigger Period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies). In the event that less than two Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, then a “Rating Downgrade Event” shall be deemed to have occurred during that Trigger Period. Notwithstanding the foregoing, no Rating Downgrade Event will be deemed to have occurred as a result of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control unless and until such Change of Control has actually been consummated.
“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, replace, defease or refund such Indebtedness in whole or in part. “Refinanced” and “Refinancing” have correlative meanings.
“Relevant Jurisdiction” has the meaning set forth under “—Additional Amounts” above.
“S&P” means Standard & Poor’s Rating Service or any successor thereto.
“Sale and Lease-Back Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property for a sale price of U.S.$100 million (or its equivalents in other currencies) or more.
“Securitization Subsidiary” means a Subsidiary of the Company
(1)	that is designated a “Securitization Subsidiary” by the Board of Directors;
(2)	that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Securitization Financings and any activity necessary, incidental or related thereto;
(3)	no portion of the Indebtedness or any other obligation, contingent or otherwise, of which
(a)	is Guaranteed by the Company or any other Subsidiary of the Company,
(b)	is recourse to or obligates the Company or any other Subsidiary of the Company in any way, or
(c)	subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof; and
(4)
with respect to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; provided that, in respect of clauses (3) and (4), customary recourse pursuant to the definition of Permitted Securitization Financing shall be allowed.

“Significant Subsidiary” means a Subsidiary of the Company that would constitute a “Significant Subsidiary” of the Company in accordance with Rule 1-02 under Regulation S-X under the Securities Act in effect on the Issue Date.
“Stated Maturity” when used with respect to any Note, means the date specified in such Note as the fixed date on which the final payment of principal of such Note is due and payable. “Stated Maturity” when used with respect to indebtedness for borrowed money in this section, means the date specified as the fixed date on which the final payment of principal of such indebtedness for borrowed money is due and payable.
“Subsidiary” means, with respect to any Person, any other Person of which such Person owns, directly or indirectly, more than 50% of the voting power of the other Person’s outstanding Voting Stock.
“Subsidiary Guarantee” means the Guarantee by a Subsidiary Guarantor of the Company’s obligations under the Indenture and the Notes, pursuant to the provisions of the Indenture.
“Subsidiary Guarantor” has the meaning set forth under “—Subsidiary Guarantees” above.
“Surviving Entity” has the meaning set forth under “—Covenants—Limitation on Merger, Consolidation and Sale of Assets” above.

“Tax” has the meaning set forth under “—Additional Notes” above.
“Triggering Indebtedness” means (i) any U.S. Dollar or Euro debt securities of the Company (other than the Notes) issued in the international capital markets, or (ii) any U.S. Dollar or Euro bilateral or syndicated credit facility extended by any financial institutions to the Company that has an aggregate principal amount at any one time outstanding in excess of U.S.$300 million.
“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person then outstanding and normally entitled to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person. The term “normally entitled” means without regard to any contingency.
“Wholly Owned Subsidiary” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Capital Stock of which (other than (x) director’s qualifying shares, and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

TAX CONSIDERATIONS
United States Federal Income Taxation
The following is a summary of material U.S. federal income tax considerations that may be relevant to a holder of a Note. This summary is based on provisions of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable Treasury regulations, laws, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with beneficial owners of Notes that will hold Notes as capital assets and acquired notes upon original issuance at their issue price. This summary does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold Notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities taxed as partnerships or the partners therein, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or U.S. holders (defined below) that have a “functional currency” other than the U.S. dollar.
This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign tax laws, the alternative minimum tax or the Medicare tax on net investment income or under special timing rules prescribed under section 451(b) of the Code. Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.
As used herein, a “U.S. holder” is a beneficial owner of a Note that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income taxation on a net income basis in respect of the Note. A “Non-U.S. holder” is a beneficial owner of a Note that is an individual, corporation, foreign estate, or foreign trust that is not a U.S. holder.
U.S. Holders
Payments of Interest and Additional Amount. The gross amount of stated interest and Additional Amounts (i.e., without reduction for any withholding tax applicable to the U.S. holder) will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is actually or constructively received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the Notes will be issued without original issue discount (“OID”) for U.S. federal income tax purposes. In general, however, if a series of Notes is issued with OID at or above a de minimis threshold, a U.S. holder will be required to include OID with respect to that series of Notes in gross income, as ordinary income, under a “constant-yield method” before the receipt of cash attributable to such income, regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.
Payments (including by one or more of our Subsidiary Guarantors under the Subsidiary Guarantees) of stated interest (including Additional Amounts) generally will constitute income from sources within the United States for foreign tax credit purposes. Consequently, if any such payment is subject to non-U.S. withholding tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. The calculation of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of such deduction, are complex and involves the application of rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits or deductions in their particular situations.
Sale, Exchange and Retirement of Notes. Upon the sale, exchange or retirement of a Note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued and unpaid interest, which will be taxable as such) and the U.S. holder’s tax basis in such Note. A U.S. holder’s tax basis in a note will generally equal the cost of the Note to such holder. Gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the Note for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deduction of capital losses is subject to limitations.

Capital gain or loss recognized by a U.S. holder generally will be U.S. source gain or loss. Consequently, if any such gain is subject to withholding tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the Notes.
Non-U.S. Holders
Payments of Interest. Subject to the discussions below under “—FATCA” and “Information Reporting and Backup Withholding,” payments of interest on the Notes to a Non-U.S. holder generally will be exempt from withholding of U.S. federal income tax under the portfolio interest exemption provided that (i) the Non-U.S. holder properly certifies as to its foreign status by providing a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) to the applicable withholding agent; (ii) the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote; and (iii) the Non-U.S. holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership.
Sale, Exchange and Retirement of Notes. Subject to the discussion below under “Information Reporting and Backup Withholding,” a Non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or retirement of Notes.
FATCA
Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a holder of Notes will generally be subject to 30% U.S. withholding tax on interest payments on the Notes if the holder is not FATCA compliant, or holds its Notes through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a holder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. If any taxes are required to be deducted or withheld from any payments in respect of the Notes as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the Notes as a result of the deduction or withholding of such tax.
Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. Prospective investors should consult their own tax advisors about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the Notes.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments on the Notes made to, and the proceeds of dispositions of Notes effected by, a holder that is a United States person (as defined in the Code). In addition, United States persons may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers and, if applicable, certification of exempt status, to the person from whom they receive payments. A holder that is not a United States person may be required to comply with applicable certification procedures to establish its exemption from information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.
Certain Argentine Tax Considerations
The following discussion summarizes the material Argentine tax considerations relevant to (i) the purchase, ownership and sale of the Notes by a Non-Argentine Resident (defined below) and (ii) the receipt by a Non-Argentine Resident of payments made under the guaranty of the Notes by one or more of our Subsidiary Guarantors organized under the laws of Argentina (each, an “Argentine Guaranty Payment”).
This discussion is based on the tax laws of Argentina as in effect on the date of this prospectus supplement, as well as regulations, rulings and court decisions in Argentina available on or before such date and currently in effect, all of which are subject to change. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations will agree with this summary. Prospective purchasers of the Notes should consult their own tax advisors as to the Argentine tax consequences of the purchase, ownership and sale of the Notes, applicable to their particular situations, as well as the application of state, local, foreign or other tax laws. The tax consequences described below do not take into account the effects of any tax treaties or reciprocity of tax treatment entered into by Argentina and other countries, which should be analyzed on a case-by-case basis by the Non-Argentine Resident.
For the purposes of the Income Tax, we consider that an individual is “Argentine Resident” when the individual (i) is of Argentine nationality (or naturalized) who has not lost the tax resident status or; (ii) is a foreigner who has obtained permanent residence status in Argentina or has legally been living in the country for twelve months or more.
Argentine citizens will lose resident status when they become permanent residents in a foreign state, or when they stay uninterrupted in a foreign country for at least twelve (12) months.
An individual is considered an Argentine resident, even if he/she has obtained permanent residence in a foreign country, or has lost residence status in the Argentine Republic because the person is regarded as resident of another country for tax purposes, when they actually live in Argentina or reenter the country in order to remain in it and the following conditions take place in the order described below:
•	if the individual has their permanent dwelling in the Argentine Republic (a suitable facility currently used for living or available for housing);
•	if their center of vital interest is located within the national territory (in which he/she has its closest personal and economic relationships, mainly the personal ones);
•
if the individual permanently resides in the Argentine Republic, a condition that will be considered fulfilled if the person remains there more time than the one spent in the foreign State which granted the permanent residence, or which considers them as residents for tax purposes during the calendar year); and

•	if they are of Argentine nationality.
The following are also considered Argentine residents: (i) undivided estates in which the taxpayer, at the time of his or her death, was a resident in the Argentine Republic, in accordance with the abovementioned; (ii) individuals who are abroad and act as official representatives within the National State or in the performance of the duties entrusted by the National State, the Provinces or Municipalities or the Autonomous City of Buenos Aires; and (iii) civil servants of Argentine nationality who perform their duties at international agencies of which the Argentine Republic is a member state.
On the other hand, the following are considered “Non-Argentine Residents” for income tax purposes: (i) a foreign individual who has not acquired Argentine tax resident status due to their permanent residence in Argentina or by living in the country for twelve months or more; (ii) an Argentine citizen that has lost the Argentine tax resident status as explained above; (iii) persons who remain permanently in Argentina because they are part of diplomatic or consular missions of foreign countries in Argentina, as well as the technical and administrative staff; representatives and agents working at international agencies, of which the Argentine Republic is a member, and who perform their duties in Argentina, provided they are foreigners and not residents at the moment of hiring them; (iv) foreign individuals hired to perform their duties in Argentina for a period no longer than 5 years and foreign students or researchers with temporary residence permits in Argentina.
Purchase, ownership and sale of Notes by Non-Argentine Residents
Generally, a Non-Argentine Resident is subject to tax in Argentina only when income is derived from an Argentine source or when the transaction giving rise to such earnings involves assets located in Argentina. Since we are considered to be domiciled outside of Argentina for tax purposes, any interest, gains, fees, commissions, expenses and any other income paid by us in respect of the Notes to Non-Argentine Residents should not be subject to withholding or deduction in respect of Argentine income tax or any other taxes, duties, assessments or governmental charges in Argentina, provided that such payments are made by us with funds held outside of Argentina.
Any capital gains generated outside Argentina as a result of a transaction between two Non-Argentine Residents with respect to assets not located in Argentina are generally not subject to tax in Argentina. Since the

Notes will be issued by a legal entity incorporated outside of Argentina and registered abroad, the Notes should not be considered assets located in Argentina for this purpose, and gains realized on the sale or other disposition of the Notes made outside Argentina by a Non-Argentine Resident to another Non-Argentine Resident should not be subject to Argentine taxes.
Argentine Guaranty Payments to Non-Argentine Residents
If we fail to timely pay any amount due, including any payment of principal, interest or any other amount that may be due and payable in respect of the Notes, our Subsidiary Guarantors generally will be required to assume the obligation to pay such amounts. Our Argentine Subsidiary Guarantors intend to take the position that Argentine Guaranty Payments to Non-Argentine Residents should not be subject to the imposition of Argentine taxes.
However, if Argentine taxes were to be imposed on Argentine Guaranty Payments, a Non-Argentine Resident generally would be entitled to receive Additional Amounts so that, after payment of applicable Argentine taxes imposed by deduction or withholding, subject to certain exceptions, as described in “Description of Notes—Additional Amounts,” the Non-Argentine Resident would receive an amount equal to the amount that it would have received had no such taxes been deducted or withheld. See “Description of Notes—Additional Amounts.”
Other Argentine Tax Considerations
There are no stamp, transfer or other similar taxes in Argentina applicable to the transfer, assignment or sale of any debt instrument outside of Argentina (including the Notes) by Non-Argentine Residents nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the Notes by Non- Argentine Residents to other Non- Argentine Residents.
In the case of enforcement of the Notes against one or more of our Subsidiary Guarantors organized under the laws of Argentina, court taxes must be paid by the person filing a claim in court and the rates of such court taxes vary from one jurisdiction to another.
Certain Brazilian Tax Considerations
The following discussion summarizes the material Brazilian tax considerations relevant to (i) the purchase, ownership and sale of the Notes by a Non-Brazilian Resident (defined below) and (ii) the receipt by a Non-Brazilian Resident of payments made under the guaranty of the Notes by one or more of our Subsidiary Guarantors organized under the laws of Brazil (each, a “Brazilian Guaranty Payment”).
This discussion is based on the tax laws of Brazil as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions in Brazil available on or before such date and currently in effect, all of which are subject to change. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations will agree with this summary. Prospective purchasers of the Notes should consult their own tax advisors as to the Brazilian tax consequences of the purchase, ownership and sale of the Notes, applicable to their particular situations, as well as the application of state, local, foreign or other tax laws. The tax consequences described below do not take into account the effects of any tax treaties or reciprocity of tax treatment entered into by Brazil and other countries, which should be analyzed on a case-by-case basis by the Non-Brazilian Resident.
As used herein, a “Non-Brazilian Resident” means an individual, entity, trust or organization that is domiciled for tax purposes outside Brazil.
Purchase, ownership and sale of Notes by Non-Brazilian Residents
Generally, a Non-Brazilian Resident is subject to income tax in Brazil only when income is derived from a Brazilian source or when the transaction giving rise to such earnings involves assets located in Brazil. Since we are considered to be domiciled abroad for tax purposes, any interest, gains, fees, commissions, expenses and any other income paid by us in respect of the Notes to Non-Brazilian Residents should not be subject to withholding or deduction in respect of Brazilian income tax or any other taxes, duties, assessments or governmental charges in Brazil, provided that such payments are made by us with funds held outside of Brazil.
Any capital gains generated outside Brazil as a result of a transaction between two Non-Brazilian Residents with respect to assets not located in Brazil are generally not subject to tax in Brazil. If the assets are located in

Brazil, then capital gains realized thereon are subject to income tax, according to Section 26 of Law No. 10,833, enacted on December 29, 2003. Since the Notes will be issued by a legal entity incorporated outside of Brazil and registered abroad, the Notes should not fall within the definition of assets located in Brazil for purposes of Law No. 10,833, and gains realized on the sale or other disposition of the Notes made outside Brazil by a Non-Brazilian Resident to another Non-Brazilian Resident should not be subject to Brazilian taxes. However, considering the general and unclear scope of this legislation and the absence of definitive judicial guidance in respect thereof, we cannot assure prospective investors that such interpretation of this law will ultimately prevail in the courts of Brazil.
If the income tax is deemed to be due, any gains derived from the disposition of the Notes may be subject to income tax in Brazil, effective as from January 1, 2017 (as confirmed by Declaratory Act No. 3, of April 27, 2016), at progressive rates as follows: (i) 15% for the part of the gain that does not exceed R$5 million, (ii) 17.5% for the part of the gain that exceeds R$5 million but does not exceed R$10 million, (iii) 20% for the part of the gain that exceeds R$10 million but does not exceed R$30 million and (iv) 22.5% for the part of the gain that exceeds R$30 million; or 25.0% if such Non-Brazilian Resident is located in a Low or Nil Tax Jurisdiction as it will be further detailed below. A lower rate, however, may apply under an applicable tax treaty between Brazil and the country where the Non-Brazilian Resident is domiciled.
Brazilian Guaranty Payments to Non-Brazilian Residents
If we fail to timely pay any amount due, including any payment of principal, interest or any other amount that may be due and payable in respect of the Notes, our Subsidiary Guarantors generally will be required to assume the obligation to pay such amounts. As there is no specific legal provision dealing with the imposition of withholding income tax on payments made by Brazilian sources to Non-Brazilian Resident beneficiaries under guarantees and no uniform decision from the Brazilian courts, there is a risk that tax authorities will take the position that the funds remitted by a Brazilian Subsidiary Guarantor to a Non-Brazilian Resident may be subject to the imposition of withholding income tax at a general 15% rate, or at a 25% rate, if the Non-Brazilian Resident is located in a Low or Nil Tax Jurisdiction. Arguments exist to sustain that (a) payments made under the guarantee structure should be subject to imposition of withholding income tax according to the nature of the guaranteed payment, in which case only interest and fees should be subject to taxation at a rate of 15%, or 25%, in cases of beneficiaries located in Low or Nil Tax Jurisdictions, as defined by the Brazilian legislation; or (b) Brazilian Guaranty Payments to Non-Brazilian Resident beneficiaries should not be subject to the imposition of withholding income tax, to the extent that they should qualify as a credit transaction by the Brazilian party to the issuer. The imposition of withholding income tax under these circumstances has not been settled by the Brazilian courts.
If Brazilian taxes were to be imposed on Brazilian Guaranty Payments, a Non-Brazilian Resident generally would be entitled to receive Additional Amounts so that, after payment of applicable Brazilian taxes imposed by deduction or withholding, subject to certain exceptions, as described in “Description of Notes—Additional Amounts,” the Non-Brazilian Resident would receive an amount equal to the amount that it would have received had no such taxes been deducted or withheld. See “Description of Notes—Additional Amounts.”
Discussion on Low or Nil Tax Jurisdictions
According to Law No. 9,430, dated December 27, 1996, as amended, a Low or Nil Tax Jurisdiction is a country or location that (i) does not impose taxation on income, (ii) imposes income tax at a maximum rate lower than 20% or (iii) imposes restrictions on the disclosure of shareholding composition or the ownership of the investment.
Additionally, on June 24, 2008, Law No. 11,727/08 created the concept of Privileged Tax Regimes, which encompasses the countries and jurisdictions that (i) do not tax income or tax it at a maximum rate lower than 17%; (ii) grant tax advantages to a Non-Brazilian Resident (a) without the need to carry out a substantial economic activity in the country or a said territory or (b) conditioned to the non-exercise of a substantial economic activity in the country or a said territory; (iii) do not tax proceeds generated abroad or tax them at a maximum rate lower than 17% or (iv) restrict disclosure about the ownership of assets and ownership rights or restrict disclosure about economic transactions carried out.
We believe that the best interpretation of the current Brazilian tax legislation should lead to the conclusion that the concept of Privileged Tax Regimes should only apply for certain Brazilian tax purposes, such as transfer pricing and thin capitalization rules. According to this interpretation, the concept of Privileged Tax Regimes should not be applied in connection with the taxation of payments related to the Notes to Non-Brazilian Residents.

The Brazilian tax authorities currently take the position that a 15% withholding tax rate applies to payments made from Brazil (including a Brazilian Guaranty Payment) to beneficiaries resident in Privileged Tax Regimes (Tax Ruling COSIT no. 575, of December 20, 2017). Such ruling is currently binding to all tax inspection procedures carried out by Brazilian Internal Revenue Service, as per Section 33 of Normative Ruling n. 2,058/2021.
We cannot assure you, that Brazilian tax authorities will not review such interpretation in the future. In the event that such COSIT is changed, tax authorities may determine that payments made to Non-Brazilian Residents benefitting from a Privileged Tax Regime are subject to the same rules applicable to payments made to Non-Resident Holders located in a Low or Nil Tax Jurisdiction, so that the withholding income tax applicable to such payments could be assessed at a rate up to 25%.
Prospective investors should therefore consult with their own tax advisors regarding the consequences of the implementation of Law No. 11,727, Normative Instruction No. 1,037/2010, as amended, and of any related Brazilian tax laws or regulations concerning Low or Nil Tax Jurisdictions and Privileged Tax Regimes.
Other Brazilian Tax Considerations
Pursuant to Decree No. 6,306/2007, as amended, conversions of foreign currency into Brazilian currency or vice-versa are subject to the Tax on Foreign Exchange Transactions (Imposto sobre Operações de Crédito, Câmbio e Seguro, ou relativas a Títulos e Valores Mobiliários), or IOF/Exchange, including foreign exchange transactions in connection with payments made by the Brazilian Guarantors to a Non-Brazilian Resident.
Currently, except when specifically provided for in legislation, the IOF/Exchange is assessed at a 0.38% rate for inbound foreign exchange transactions and at a 3.5% rate for outbound foreign exchange transactions, including foreign exchange transactions in connection with payments under guarantees made to Non-Resident Holders.
The Brazilian government may increase the current IOF/Exchange rate at any time, up to a maximum rate of 25%. Any such new rate would only apply to future foreign exchange transactions. The IOF/Exchange is a cost of the local paying party, as the financial institution responsible for the foreign exchange transaction the party liable for collection of the tax.
There are no stamp, transfer or other similar taxes in Brazil applicable to the transfer, assignment or sale of any debt instrument outside Brazil (including the Notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the Notes, except for gift and inheritance taxes imposed by some states of Brazil on gifts and bequests by a Non-Brazilian Resident to individuals or entities domiciled or residing within such Brazilian states.
Certain Chilean Tax Considerations
The following is a general summary of the material consequences under Chilean tax law, as currently in effect, of (i) the purchase, ownership and sale of the Notes by a Non-Chilean Resident (as defined below) and (ii) the receipt by a Non-Chilean Resident of payments made under the guaranty of the Notes by one or more of our Subsidiary Guarantors organized under the laws of Chile (each, a “Chilean Guarantor”). It is based on the tax laws of Chile as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions of Chile available on or before such date and now in effect. All of the foregoing is subject to change. Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may be amended only by another law or international tax treaty. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interpret the provisions of Chilean tax law. Chilean tax law may not be applied retroactively against taxpayers who act in good faith relying on such rulings, regulations or interpretations, but Chilean tax authorities may change their rulings, regulations or interpretations prospectively.
For purposes of this summary, the term “Non-Chilean Resident” means either (i) in the case of an individual, a person who is not resident or domiciled in Chile (for purposes of Chilean taxation, (a) an individual holder is deemed a resident in Chile if he or she has remained in Chile, uninterruptedly or not, for a period or periods that in total exceed 183 days within any 12-month period and (b) an individual is domiciled in Chile if he or she resides in Chile with the actual or presumptive intent of staying in Chile (such intention to be primarily evidenced by circumstances of an economic nature such as if Chile is the place in which he or she develops the activity that generates most of his or her income or if it is the country in which most of his or her main business interests are located)); or (ii) in the case of a legal entity, a legal entity that is not organized under the laws of Chile, unless the Notes are assigned to a branch or a permanent establishment of such entity in Chile.

Under the Chilean Income Tax Law, a Non-Chilean Resident is subject to withholding income tax on its Chilean source income, generally at a rate of 35%. For this purpose, Chilean source income refers to earnings from activities performed in Chile or from the sale, disposition, or other transactions involving assets or goods located in Chile.
The Notes should not be considered assets located in Chile, and therefore, any capital gain realized by a Non-Chilean Resident on the sale or other disposition of the Notes would not be subject to Chilean income taxes. A payment of interest by a Chilean Guarantor to a Non-Chilean Resident would be subject to a 35% withholding tax in Chile; however, a lower rate may apply as a result of a double taxation treaty between Chile and the country of residence of the beneficial owner of such interest. Other payments by a Chilean Guarantor to a Non-Chilean Resident may be subject to a withholding tax of up to 35%, unless a lower rate or exemption applies under a double taxation treaty between Chile and the beneficial owner’s country of residence. If withholding tax does not apply due to an exemption or treaty, a 19% value added tax may be imposed on payments for services deemed rendered or used in Chile.
If Chilean taxes were to be imposed on payments made by a Chilean Guarantor, a Non-Chilean Resident generally would be entitled to receive Additional Amounts so that, after payment of applicable Chilean taxes imposed by deduction or withholding, subject to certain exceptions, as described in “Description of Notes—Additional Amounts,” the Non-Chilean Resident would receive an amount equal to the amount that it would have received had no such taxes been deducted or withheld. See “Description of Notes—Additional Amounts.”
The Notes would be subject to a stamp tax under Decree Law No. 3,475 of 1980, as amended, either upon their registration in the accounting records of the respective Chilean Guarantor or at the time the Notes (i.e., the actual document) to be enforced in Chile are brought into the country or notarized, whichever occurs first. The stamp tax is levied at a rate of 0.066% per month or fraction thereof, calculated on the principal amount, with a maximum of 0.8% of such principal amount.
There are no stamp, transfer, or other similar taxes in Chile applicable to the transfer, assignment, or sale of any debt instrument outside Chile (including the Notes), nor any inheritance, gift, or succession tax applicable to the ownership, transfer, or disposition of the Notes by a Non-Chilean Resident, except for gift and inheritance taxes imposed on gifts and bequests by a Non-Chilean Resident to individuals or entities domiciled or resident in Chile that consist of assets located outside of Chile (including the Notes) which were acquired by the Non-Chilean Resident with resources or funds from within Chile.
Certain Colombian Tax Considerations
The following discussion summarizes the material Colombian tax considerations relevant to (i) the purchase, ownership and sale of the Notes by a Non-Colombian Resident (defined below) and (ii) the receipt by a Non-Colombian Resident of payments made under the guaranty of the Notes by one or more of our Subsidiary Guarantors organized under the laws of Colombia (each, a “Colombian Guaranty Payment”).
This discussion is based on the tax laws of Colombia as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions in Colombia available on or before such date and currently in effect, all of which are subject to change. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations will agree with this summary. Prospective purchasers of the Notes should consult their own tax advisors as to the Colombian tax consequences of the purchase, ownership and sale of the Notes, applicable to their particular situations, as well as the application of state, local, foreign or other tax laws. The tax consequences described below do not take into account the effects of any tax treaties or reciprocity of tax treatment entered into by Colombia and other countries, which should be analyzed on a case-by-case basis by the Non-Colombian Resident.
A “Non-Colombian Resident” means an individual that is not a tax resident of Colombia or a company or other entity neither organized/domiciled under the laws of Colombia nor having its effective place of business in Colombia.
Under Colombian tax law, a company is deemed to be tax resident whenever it (i) is incorporated under the laws of Colombia, (ii) has its domicile in Colombia or (iii) has its effective place of management in Colombia.

An individual is deemed to be a tax resident of Colombia if he or she meets any of the following criteria:
•	Such person physically stays in Colombia for more than 183 calendar days within any given 365 consecutive day term;
•	Such person has been serving the Colombian Government in a foreign state and that person has been exempt from taxes during such service by virtue of the Vienna Conventions on diplomatic relations;
•	Such person is a Colombian national residing abroad and any of the following conditions are met:
(1)	Such person has a spouse or permanent companion, or dependent children, who are residents of Colombia, or
(2)	50% or more of such person’s total income is sourced in Colombia, or
(3)	50% or more of such person’s assets are managed in Colombia, or
(4)	50% or more of such person’s assets are deemed to be possessed in Colombia, or
(5)	Such person has been summoned by the Colombian Tax Office to provide proof of residency in another country (other than Colombia) and has failed to provide such evidence, or
(6)	Such person is a resident of a country deemed a tax haven under Colombian law.
In any of the six cases immediately above, a Colombian national should not be considered as a tax resident if:
1.	50% or more of the individual’s annual income is sourced in the jurisdiction where he or she is a resident, or
2.	50% or more of such individual’s assets are located in the jurisdiction where he or she is a resident.
Purchase, ownership and sale of the notes by Non-Colombian Residents
As our effective place of management is not in Colombia, our payment of principal of or premium, if any, or interest on the Notes to Non-Colombian Residents, or the income resulting from the sale of the Notes by Non-Colombian Residents, will not be subject to Colombian income tax, and such investors will not be required to file any tax returns in Colombia solely by reason of their investment in the Notes.
There are no stamp, transfer or other similar taxes in Colombia applicable to the transfer, assignment or sale of any debt instrument outside Colombia (including the Notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the Notes, provided that there is not a Colombian debtor involved (for the purposes of this offering, the Colombian Subsidiary Guarantor acts a guarantor instead of a debtor).
Colombian Guaranty Payments to Non-Colombian Residents
If we fail to timely pay any amount due, including any payment of principal, interest or any other amount that may be due and payable in respect of the Notes, our Subsidiary Guarantors generally will be required to assume the obligation to pay such amounts. Colombian Guaranty Payments to Non-Colombian Residents will not be deemed Colombian source income as these payments would be regarded as payments made by the respective Colombian Subsidiary Guarantor acting as a guarantor instead of a debtor, under a transaction executed outside of Colombia, giving rise to foreign indebtedness outside of Colombia.
However, if Colombian taxes were to be imposed on Colombian Guaranty Payments, a Non-Colombian Resident generally would be entitled to Additional Amounts so that, after payment of applicable Colombian taxes imposed by deduction or withholding, subject to certain exceptions, as described in “Description of Notes—Additional Amounts,” the Non-Colombian Resident would receive an amount equal to the amount that it would have received had no such taxes been deducted or withheld. See “Description of Notes—Additional Amounts.”
Certain Mexican Tax Considerations
The following discussion summarizes the material Mexican tax considerations relevant to (i) the purchase, ownership and sale of the Notes by a Non-Mexican Resident (defined below) and (ii) the receipt by a Non-Mexican Resident of payments made under the guaranty of the Notes by one or more of our Subsidiary Guarantors organized under the laws of Mexico and that qualify as Mexican residents for tax purposes (each, a “Mexican Guaranty Payment”).

This discussion is based on the tax laws of Mexico as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions in Mexico available on or before such date and currently in effect, all of which are subject to change. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations will agree with this summary. Prospective purchasers of the Notes should consult their own tax advisors as to the Mexican tax consequences of the purchase, ownership and sale of the Notes, applicable to their particular situations, as well as the application of state, local, foreign or other tax laws. The tax consequences described below do not take into account the effects of any tax treaties or reciprocity of tax treatment entered into by Mexico and other countries, which should be analyzed on a case-by-case basis by the Non-Mexican Resident.
As used herein, a “Non-Mexican Resident” means an individual that is not a resident of Mexico for tax purposes or a company or other entity that has established its main administration or its place of effective management abroad, and that does not conduct any activity through a permanent establishment in Mexico, or whose income is not attributable to any such permanent establishment.
Purchase, ownership and sale of Notes by Non-Mexican Residents
Non-Mexican Residents will not be subject to taxation in Mexico in respect of the Notes, except with respect to a Mexican Guaranty Payment of interest, as described below.
Mexican Guaranty Payments to Non-Mexican Residents
If we fail to timely pay any amount due, including any payment of principal, interest or any other amount that may be due and payable in respect of the Notes, our Subsidiary Guarantors generally will be required to assume the obligation to pay such amounts. Under existing Mexican laws and regulations, Mexican Guaranty Payments of principal under the Notes to a Non-Mexican Resident will not be subject to any taxes or duties imposed or levied by or on behalf of Mexico. Mexican Guaranty Payments of interest to Non-Mexican Residents, however, will be subject to income tax in Mexico, according to the following tax regime:
(i)
Income tax shall be collected from Non-Mexican Residents (other than certain foreign pension and retirement funds) by withholding, generally considering a maximum rate of 35% on the interest paid (depending on the nature and country of residence of the beneficial owner of the interest), unless a lower rate applies as a result of a tax treaty. The rates under the tax treaties could range from 4.9% for certain financial institutions to 15% applicable on a general basis, although the latter may in certain cases be reduced to 10% where a most favored nation clause is included in the relevant treaty and is applicable in the specific circumstances. Each of the interest beneficiaries shall receive a payment certificate stating the corresponding income tax withholding. A Non-Mexican Resident will not be deemed to have a permanent establishment in Mexico merely as a result of receiving a Mexican Guarantee Payment.

(ii)	A foreign pension or retirement fund shall not be subject to Mexican income tax withholding on Mexican Guaranty Payments of interest if it is tax exempt in its residence country.
If Mexican taxes were to be imposed on Mexican Guaranty Payments, a Non-Mexican Resident generally would be entitled to receive Additional Amounts so that, after payment of applicable Mexican taxes imposed by deduction or withholding, subject to certain exceptions, as described in “Description of Notes—Additional Amounts,” the Non-Mexican Resident would receive an amount equal to the amount that it would have received had no such taxes been deducted or withheld. See “Description of Notes—Additional Amounts.”
Other Mexican Tax Considerations
There are no stamp, transfer or other similar taxes in Mexico applicable to the transfer, assignment or sale of any debt instrument issued by a non-Mexican resident company with a guarantee granted by a Mexican guarantor (including the Notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the Notes.

UNDERWRITING
We have entered into an underwriting agreement with respect to the Notes with the underwriters listed below, for whom Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as representatives. Subject to certain conditions, each of the underwriters has severally, and not jointly, agreed to purchase the respective principal amounts of Notes indicated in the following table:

Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes
Citigroup Global Markets Inc.	$	$
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Allen & Company LLC
BNP Paribas Securities Corp.
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Santander US Capital Markets LLC
Total	$	$

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes are subject to certain conditions, including the receipt of legal opinions relating to certain matters. The underwriters must purchase all of the Notes if they purchase any of the Notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
The underwriters are offering the Notes subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
We and each of the Guarantors have agreed that, for a period of 30 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company or any of the Guarantors and having a tenor of more than one year. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.
Commissions and Discounts
The Notes sold by the underwriters to the public will initially be offered at the prices to the public set forth on the cover of this prospectus supplement and may be offered to certain dealers at these prices less a concession not in excess of    % of the aggregate principal amount of the 20     Notes and    % of the aggregate principal amount of the 20     Notes. The underwriters may allow, and those dealers may reallow, a discount not in excess of    % of the aggregate principal amount of the 20    Notes and    % of the aggregate principal amount of the 20     Notes to certain other dealers. If all of the Notes are not sold at the prices to the public, the underwriters may change the prices to the public and the other selling terms. The underwriters may offer and sell the Notes through certain of their affiliates. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the respective underwriting discounts that we will pay to the underwriters in connection with this offering:

Paid by MercadoLibre
Per 20 Note	%
Total for 20 Notes	$
Per 20 Note	%
Total for 20 Notes	$

The expenses of this offering, not including the respective underwriting discounts, are estimated to be approximately $   .
New Issues
Each series of the Notes will be a new issue of securities with no established trading market. We intend to apply to list the Notes on Nasdaq. We have been advised by the underwriters that the underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading markets for the Notes.
Settlement
It is expected that delivery of the Notes will be made against payment for the Notes on or about the date specified on the cover page of this prospectus supplement, which is the third business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any day prior to the business date before delivery will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their own advisors.
Price Stabilization and Short Positions
In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the prices of the Notes. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of Notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the Notes while this offering is in process.
These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the Notes. As a result, the prices of the Notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of ours (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.
The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Selling Restrictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of any of the Notes of any series offered by this prospectus supplement or the accompanying prospectus in any jurisdiction where action for that purpose is required. The Notes of each series offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any of the Notes of any series offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which or to any person to whom such an offer or a solicitation is unlawful.
Notice to Prospective Investors in Argentina
The Notes are not authorized for public offering in Argentina by the Argentine Securities Commission (Comisión Nacional de Valores, “CNV”) and they may not be sold publicly under the Argentine Capital Markets Law No. 26,831, as amended and complemented. Therefore, any such transaction must be made privately.
Notice to Prospective Investors in Brazil
The Notes have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated 13 July 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The Notes will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire the Notes through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of the Notes on regulated securities markets in Brazil is prohibited.
Notice to Prospective Investors in Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Chile
The Notes may not be offered or sold in Chile, directly or indirectly, by means of a “public offer” (as defined under the Chilean Securities Market Law and regulations from the Chilean Financial Market Commission (Comisión para el Mercado Financero, or the “CMF”). Chilean institutional investors (such as banks, pension funds and insurance companies) are required to comply with specific restrictions relating to the purchase of the Notes.
Pursuant to Chilean law, a public offering of securities is an offering that is addressed to the general public or to certain specific categories and/or groups thereof. Considering that the definition of public offer is broad, even an offering addressed to a small group of investors may be considered to be addressed to a certain specific category or group of the public and therefore be considered public under applicable law.
On June 27, 2012, the CMF issued General Rule No. 336, amended on February 22, 2021, by means of General Rule No. 452 (as amended, Norma de Carácter General No. 336, or NCG 336), which is intended to govern the private offering of securities in Chile. NCG 336 provides that the offering of securities that meet the conditions described therein shall not be considered public offerings in Chile and shall be exempted from complying with the general rules applicable to public offerings.
The following information is provided to prospective investors pursuant to NCG 336:
•	Date of commencement of the offer: December 2, 2025. The offer of the Notes is subject to NCG 336.
•
The subject matter of this offer are securities not registered with the securities registry (registro de valores) or the foreign securities registry (registro de valores extranjeros) kept by the CMF. As a consequence, the Notes are not subject to the oversight of the CMF.

•	Since the Notes are not registered in Chile, we are not obligated to provide public information regarding the Notes in Chile.
•
This document does not constitute an offer of, or an invitation to subscribe for or purchase, the Notes in Chile, other than to individually identified investors pursuant to a private offering within the meaning of article 4 of the Chilean Securities Market Law.

The Notes shall not be subject to public offering in Chile unless registered with the relevant securities registry kept by the CMF.
Notice to Prospective Investors in Colombia
The Notes have not been and will not be registered in the Registro Nacional de Valores y Emisores (the Colombian National Registry of Securities and Issuers) maintained by the Colombian Superintendence of Finance. Therefore, the Notes may not be offered, sold or negotiated in Colombia, except under circumstances which do not constitute a public offering of securities under applicable Colombian securities laws and regulations. Furthermore, foreign financial entities must abide by the terms of Decree 2555 of 2010 to offer privately the Notes to their Colombian clients.
Notice to Prospective Investors in the European Economic Area
The Notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:
1)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”), or
(ii)	a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

2)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently, no key information document required by the PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
The Notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:
1)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or
(ii)
a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and
2)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently, no key information document required by the UK PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation
In addition, this prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of the UK Prospectus Regulation that are also: (i) investment professionals falling within Article 19(5) of the Order; (ii) high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order; or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) in connection with the issue or sale of any Notes may otherwise lawfully be communicated or caused to be communicated (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.
Notice to Prospective Investors in Hong Kong
The Notes may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) may be issued, other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Japan
The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Mexico
The Notes have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or the “CNBV”), and therefore, may not be offered or sold publicly in Mexico or otherwise be subject to intermediation activities in Mexico, however, the Notes may only be offered and sold in Mexico on a private placement basis to investors that qualify as institutional or qualified investors pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores) and regulations thereunder. The information contained in this prospectus supplement is solely our responsibility and has not been reviewed or authorized by the CNBV and may not be publicly distributed in Mexico. In making an investment decision, all investors, including any Mexican investor, who may acquire Notes from time to time, must rely on their own examination of the Issuer and the terms of this offering and the Notes, including the merits and risks involved.
Notice to Prospective Investors in Peru
The Notes and the information contained in this prospectus supplement are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the Notes and therefore, the disclosure obligations set forth therein will not be applicable to the Company or the sellers of the Notes before or after their acquisition by prospective investors. The Notes and the information contained in this prospectus supplement have not been and will not be reviewed, confirmed, approved or in any way submitted to the Superintendencia del Mercado de Valores (Peruvian capital market regulator) (the “SMV”) nor have they been registered with the SMV’s Securities Market Public Registry (Registro Público del Mercado de Valores). Accordingly, the Notes cannot be offered or sold within Peruvian territory except to the extent any such offering or sale qualifies as a private offering under Peruvian law and regulations and complies with the provisions on private offerings set forth therein.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Notes may not be offered or sold, or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, may not be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.
Notice to Prospective Investors in Switzerland
This prospectus supplement does not constitute an offer to the public or a solicitation to purchase or invest in any Notes. No Notes have been offered or will be offered to the public in Switzerland, except that offers of Notes may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):
(a)	to any person which is a professional client as defined under the FinSA;
(b)	to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the underwriters for any such offer; or
(c)	in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance,

provided that no such offer of Notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 35 FinSA.
The Notes have not been and will not be listed or admitted to trading on a trading venue in Switzerland.
Neither this document nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Taiwan
The Notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the Notes or the provision of information relating to the offering of the Notes, including, but not limited to, this prospectus supplement and the accompanying prospectus. The Notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered, or sold in Taiwan.
Notice to Prospective Investors in the United Arab Emirates
The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, Financial Services Regulatory Authority (FSRA) or the Dubai Financial Services Authority.

LEGAL MATTERS
The validity of the Notes and the Guarantees under New York law will be passed upon for MercadoLibre by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. The validity of the Subsidiary Guarantees under Argentine, Brazilian, Mexican, Chilean and Colombian law will be passed upon by Marval O'Farrell Mairal, Veirano Advogados, Nader, Hayaux y Goebel, S.C., Claro & Cia. and Brigard & Urrutia Abogados SAS, respectively, as applicable to the relevant Subsidiary Guarantors.
EXPERTS
The consolidated financial statements of MercadoLibre, Inc. appearing in MercadoLibre, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of MercadoLibre, Inc.’s internal control over financial reporting as of December 31, 2024, have been audited by Pistrelli, Henry Martin y Asociados S.A. (member of Ernst & Young Global Limited), independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Pistrelli, Henry Martin y Asociados S.A. (member of Ernst & Young Global Limited) pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates to the extent covered by consents filed with the Securities and Exchange Commission given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS
MercadoLibre, Inc.

Debt Securities
Guarantees of Debt Securities
Preferred Stock
Common Stock
Warrants
By this prospectus, MercadoLibre, Inc. (“Mercado Libre,” the “Company” or “we”) may offer and sell from time to time the securities described in this prospectus separately or together in any combination. Any debt securities offered and sold pursuant to this prospectus may or may not be guaranteed by one or more of the subsidiaries of Mercado Libre. Specific terms, including the public offering price and our net proceeds from the sale(s) thereof, of any securities to be offered will be provided in a supplement to this prospectus.
You should read this prospectus and any supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest. A supplement may also add to, update, supplement or clarify information contained in this prospectus.
Unless stated otherwise in a prospectus supplement, none of these securities will be listed on any securities exchange. Our common stock, $0.001 par value per share (“Common Stock”) is listed on The NASDAQ Global Select Market under the symbol “MELI.” Our 2.375% sustainability notes due 2026 and our 3.125% notes due 2031 are listed on the Nasdaq Stock Market under the symbols “MELI26” and “MELI31,” respectively.
We may offer and sell these securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. We reserve the sole right to accept, and together with any agents, underwriters and dealers, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, underwriters or dealers are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 6 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2025.

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. No person is authorized to give any information or to make any representation that is different from, or in addition to, those contained or incorporated by reference into this prospectus, any accompanying prospectus supplement, or any related free writing prospectus that we prepare or authorize. If given or made, such information or representations must not be relied upon as having been authorized by us, and we take no responsibility for any information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the date of the document containing the information.
Unless the context indicates otherwise or unless we have indicated otherwise, references in this prospectus to “Mercado Libre,” “Company,” “we,” “us,” “our” and similar terms refer to MercadoLibre, Inc. and its consolidated subsidiaries and variable interest entities (“VIEs”).
i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). We may offer the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with general information about us and the securities we may offer. Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities to be offered. The applicable prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should carefully read this prospectus, any applicable prospectus supplement and any documents incorporated by reference therein, together with the additional information described under the heading “Where You Can Find More Information” and “Information Incorporated by Reference” before deciding whether to invest in the securities offered by the applicable prospectus supplement.
The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS
Any statements made or implied in this prospectus, in any prospectus supplement or in the documents incorporated by reference in this prospectus or any prospectus supplement, that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and should be evaluated as such. The words “anticipate,” “believe,” “expect,” “intend,” “plan,” “estimate,” “target,” “project,” “should,” “may,” “could,” “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements generally relate to information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, future economic, political and social conditions in the countries in which we operate and their possible impact on our business and the effects of future regulation and the effects of competition. Such forward-looking statements reflect, among other things, our current expectations, plans, projections and strategies, anticipated financial results, future events and financial trends affecting our business, all of which are subject to known and unknown risks, uncertainties and other important factors (in addition to those discussed elsewhere in this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein) that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things:
•
the dependence of our business on the continued growth of online commerce and digital financial services, the commercial and financial activity that our users generate on our platforms and the availability and reliability of the Internet in Latin America;

•	our ability to expand our operations and adapt to rapidly changing industry and technology standards in a cost-effective and timely manner;
•	our ability to attract new customers, retain existing customers and increase revenues;
•	litigation and legal liability;
•	system interruptions, failures or reputational damage from the failure of users of our Marketplace to deliver merchandise or make required payments;
•	failure or the failure of our partners to manage Mercado Pago users’ funds properly could harm our business;
•	our ability to attract and retain qualified personnel, the loss of which could have a material adverse effect on us;
•	consumer trends, seasonality and loss of revenue if certain items become less popular or if we fail to meet customer demand;
•	manufacturers limiting distribution of their products by distributors, preventing distributors from selling through us or encouraging governments to limit e-commerce;
•	security breaches, disruption and confidential data theft from our systems, which can adversely affect our reputation and business;
•	realizing benefits from recent or future strategic investments, acquisitions of businesses, technologies, services or products, despite their capital outlay and potential dilution to our stockholders;
•	debt instruments that contain restrictions that limit our flexibility in operating our business, and changes by any rating agency to our outlook or credit rating could negatively affect us;
•	we are exposed to the value of digital assets that may be highly volatile and subject to risk of loss;
•
increasing scrutiny and evolving expectations from customers, regulators, investors, and other stakeholders with respect to our environmental, social and governance practices that may impose additional costs on us or expose us to new or additional risks;

•	legal and financial liability upon the sale of items that infringe intellectual property rights of third parties and for information and material disseminated through our platforms;

•	adequately protecting and enforcing our intellectual property rights, which could lead us to potentially face claims alleging that our technologies infringe the property rights of others;
•	delays or problems with operating or upgrading our existing information technology infrastructure that could cause a disruption in our business and adversely impact our financial results;
•	our ability to secure licenses for technologies on which we rely;
•	the risk of political and economic crises, instability, terrorism, civil strife, labor conflicts, expropriation, corruption and other risks of doing business in emerging markets;
•	local currencies used in the conduct of our business being subject to depreciation, volatility and exchange controls;
•	our transactions in Latin America potentially being impacted by the weaknesses of secure payment methods;
•	the impact of government and central bank regulations on our business;
•	Latin American governments exercising significant influence over the economies of the countries where we operate; and
•	political, social and economic conditions in Latin America.
You should carefully consider the risks discussed in this prospectus, including in the section captioned “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2024, and in particular, the risks discussed in the sections captioned “Special Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and those discussed in other documents we file with the SEC. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and our other filings with the SEC.
“Mercado Libre,” “Mercado Libre Marketplace,” “Mercado Pago,” “Mercado Envios” and “Mercado Ads” and other trademarks of ours appearing in this prospectus are our property. This prospectus and the documents incorporated by reference in this prospectus contain additional trade names and trademarks of other companies. We do not intend our use or display of other companies’ trade names or trademarks to imply an endorsement or sponsorship of us by such companies, or any relationship with any of these companies.

MercadoLibre, Inc.
MercadoLibre, Inc. is the leading online commerce and fintech ecosystem in Latin America. Our e-commerce platform is the leader in the region based on gross merchandise volume, and our fintech platform is the leader in monthly active users among fintech companies in Mexico, Argentina and Chile, and the second largest in Brazil. Mercado Libre’s e-commerce platform is present in 18 countries (Argentina, Brazil, Mexico, Chile, Colombia, Peru, Uruguay, Venezuela, Bolivia, Costa Rica, Dominican Republic, Ecuador, Guatemala, Honduras, Nicaragua, Panama, Paraguay and El Salvador) and our fintech platform, Mercado Pago, is present in eight countries (Argentina, Brazil, Mexico, Chile, Colombia, Peru, Uruguay and Ecuador). Our ecosystem provides consumers and merchants with a complete portfolio of services to enable buying and selling online and the processing of payments online and offline, as well as offering a wide array of simple day-to-day financial services.
We offer our users an ecosystem of integrated e-commerce and digital financial services, which includes: the Mercado Libre Marketplace, the Mercado Pago fintech platform, the Mercado Envios logistics service, the Mercado Ads solution and the Mercado Libre Classifieds service.
Our e-commerce platform provides buyers and sellers with a robust and safe environment that fosters the development of a large e-commerce community in Latin America, a region with a population of over 650 million people where penetration of e-commerce over total retail significantly lags benchmarks such as the United States of America, the United Kingdom and China. We believe that we offer world-class technological and commercial solutions that address the distinctive cultural and geographic challenges of operating a digital commerce platform in Latin America.
The Mercado Libre Marketplace is a user-friendly online commerce platform that can be accessed through our mobile app or website. Third-party sellers account for most of the GMV transacted on the Marketplace. We complement this by selling directly to consumers on a first-party basis in selected categories where we can enhance price competitiveness and assortment; this accounts for less than 10% of GMV. The Marketplace has an extensive assortment of products, with a wide range of categories including consumer electronics, apparel and beauty, home goods, automotive accessories, toys, books and entertainment and consumer packaged goods. We also have a selection of international products available, primarily from sellers in China and the U.S., through our cross-border trade operations. Our users can also list vehicles, properties and services they are looking to sell via Mercado Libre Classifieds. These listings differ from our Marketplace listings because we charge placing fees only, not final value fees.
Mercado Envios is a logistics solution that is one of the value-added services that we offer to our sellers and buyers on our platform. The logistics services we offer are an integral and crucial part of our value proposition as they reduce friction between buyers and sellers, allow us to have greater control over the full user experience and enable faster deliveries at a more competitive cost than would otherwise be available with third-party carriers. Sellers that use Mercado Envios are eligible to access shipping subsidies that enable free or discounted shipping for consumers that buy sellers’ goods on our Marketplace. Our logistics network is built around fulfillment centers (which account for more than half of shipments), where sellers place their inventory in our warehouses, and cross-docking, where we collect items sold from sellers directly or via a network of thousands of partner stores (“MELI Places”) where sellers drop off sold items that need to be fed into our logistics network. MELI Places are also enabled for pick up of items purchased and processing of returns. Our transportation network includes dedicated aircraft, trucks and thousands of last-mile delivery vans, the vast majority of which are owned and operated by our third-party carriers.
Our advertising platform, Mercado Ads, is another value-added service that we offer to sellers on our platform and brands both on- and off-platform. The platform enables sellers and brands to access the millions of consumers who browse and purchase on our Marketplace, as well as the first-party data that all of these engagements generate. This enables advertisers to target highly granular audiences. The products we offer are Product Ads (sponsored listings), Brands Ads (product carrousels), Display Ads (banners) and Video Ads, the last two of which we are able to offer inventory off-platform as well as on our own Marketplace and fintech platform.
Mercado Shops is a service we offer to sellers to complement their business on our Marketplace. It is a digital storefront solution that allows sellers to set up, manage and promote their own digital stores, while using Mercado Libre’s logistics, advertising and payments services. In January 2025, we announced the migration of Mercado Shops to “Mi Página,” which offers similar functionalities but is fully embedded within our Marketplace (without an external storefront). Mercado Shops will be discontinued as of December 31, 2025.

Mercado Pago was initially designed to facilitate transactions on Mercado Libre’s Marketplace by providing a mechanism that allowed our users to securely, easily and promptly send and receive payments. This brought trust to the merchant-consumer relationship. In the countries in which Mercado Pago operates, it processes and settles all transactions on our Marketplace.
Beyond facilitating Marketplace transactions, over the years we have expanded our array of Mercado Pago services to third parties outside Mercado Libre’s Marketplace. We began first by satisfying the growing demand for online-based payment solutions by providing merchants the necessary digital payment infrastructure for e-commerce to flourish in Latin America.
Our lending solution is available in Argentina, Brazil, Mexico and Chile. We offer loans mostly to merchants and consumers that already form part of our user base, many of whom have historically been underserved or overlooked by financial institutions and therefore suffer from a lack of access to credit. Facilitating credit is a key service overlay that enables us to further strengthen the engagement and lock-in rate of our users, while also generating additional touchpoints and incentives to use Mercado Pago as an end-to-end financial solution.
Our asset management product, which is available in Argentina, Brazil, Mexico and Chile, is a critical pillar of our financial services offering that enables us to compete with large banks. This product offers remuneration on balances held in the Mercado Pago digital account that is greater than traditional checking and savings accounts. This enables our users to earn a return with funds remaining available for withdrawal or to make payments without their funds being tied up in a time deposit.
As an extension of our asset management and savings solutions for users, we launched a digital assets feature as part of the Mercado Pago account in Brazil, Mexico and Chile, in 2021, 2022 and 2023, respectively. This service allows our millions of users to purchase, hold and sell selected digital assets through our interface without leaving the Mercado Pago application, while a partner acts as the custodian and offers the blockchain infrastructure platform. This feature is available for all users through their Mercado Pago account. In 2024 and 2025 we launched “Meli Dólar,” a stablecoin that is pegged to the US dollar, in Brazil, Mexico and Chile. Members of our loyalty program receive their cashback in Meli Dólar and all Mercado Pago users can buy, hold and sell the stablecoin without any fees.
Mercado Libre was incorporated in the State of Delaware in October 1999. Our headquarters are located at Dr. Luis Bonavita 1294, Of. 1733, Tower II, Montevideo, Uruguay, 11300, and our telephone number is (+598) 2-927-2770. We maintain a number of websites, including www.mercadolibre.com. The information on, or accessible through, our websites is not part of this prospectus.

RISK FACTORS
You should carefully consider, among other things, the matters discussed under “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K and in other documents that we include or incorporate by reference into this prospectus and any related prospectus supplement.

USE OF PROCEEDS
Unless the applicable prospectus supplement indicates otherwise, we intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES
A brief summary of some of the provisions of the debt securities, guarantees of debt securities and the indenture that will govern the debt securities, other than pricing and related terms, redemption rights, restrictive covenants and other specifications that will be discussed in a prospectus supplement, that would be important to holders of debt securities is set forth below. The following description of our debt securities and guarantees of debt securities is only a summary of the material terms, does not purport to be complete and may be supplemented in prospectus supplements. To review the terms of any debt securities and guarantees of debt securities offered by this prospectus, you must review both this prospectus and the relevant prospectus supplement. As used in this “Description of Debt Securities and Guarantees of Debt Securities,” the terms “Company,” “we,” “us,” and “our” refer to MercadoLibre, Inc. and not to any of its consolidated subsidiaries or VIEs.
General
We may issue debt securities and guarantees of debt securities under either (a) an indenture dated as of January 14, 2021 (the “Indenture”), with The Bank of New York Mellon, as trustee (the “Trustee”), or (b) one or more other indentures with that or another trustee. We may supplement any of these indentures from time to time. The following paragraphs describe the provisions of the Indenture.
The debt securities will be our direct unsecured general obligations and may be either senior debt securities or subordinated debt securities. Some or all of the co-registrants under the registration statement which includes this prospectus (each of which is our direct or indirect wholly-owned subsidiary) may guarantee our payment of debt securities issued under this prospectus. None of the indentures relating to our currently outstanding debt securities limits the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. The material terms of the debt securities and guarantees of debt securities or any separate indenture will be set forth in the applicable prospectus supplement.
Indenture and Trustee
Unless otherwise specified in the applicable prospectus supplement, our debt securities will be governed by the Indenture and supplemental indentures relating to particular series of debt securities. The Indenture is a contract to be entered into between us and The Bank of New York Mellon, as Trustee, registrar, paying agent and transfer agent.
The Trustee has two main roles:
•
First, the Trustee can enforce your rights against us if we default on our obligations under the terms of the applicable indenture or the debt securities. There are some limitations to the extent to which the Trustee acts on your behalf, described in the applicable prospectus supplement; and

•	Second, the Trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new holder if you sell them and sending you notices.
The Indenture and its associated documents will contain the full legal text of the matters described in this section. A form of the Indenture appears as an exhibit to the registration statement of which this prospectus forms a part.
Issuance in Series
We may issue debt securities in one or more separate series. The prospectus supplement relating to an offering of a particular series of debt securities will specify the particular amounts, prices and terms of those debt securities. These terms may include:
•	the title of the series (which shall distinguish the series from all other series of debt securities);
•	any limit on the aggregate principal amount of the series that may be authenticated and delivered under the Indenture;
•
the person to whom any interest on a security of the series shall be payable, if other than the person in whose name that debt security is registered at close of business on the record date for such interest;

•	the date or dates on which the principal of and any premium on the securities of the series is payable or the method by which such date or dates shall be determined;

•
the rate or rates (or method for establishing the rate or rates) at which the securities of the series shall bear interest, if any, the date or dates from which such interest shall accrue, the dates on which such interest shall be payable and the record date for the interest payable (or the method for establishing such date or dates);

•	the place or places where the principal of (and premium, if any) and interest on the securities of the series shall be payable;
•	the period or periods within which, the price or prices at which and the terms and conditions upon which the securities of the series may be redeemed, in whole or in part, at our option;
•
our obligation, if any, to redeem or purchase the securities of the series pursuant to any sinking fund or analogous provisions or at our option or the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation or option;

•	if other than denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof, the denominations in which the securities of the series shall be issuable;
•
if other than the full principal amount thereof, the portion of the principal amount of securities of the series which shall be payable upon acceleration of maturity or the method by which such portion shall be determined;

•	if other than U.S. dollars, the currency, currencies, currency unit or currency units in which the principal of, and any premium and interest on the securities of the series shall be payable;
•
if the principal of (and premium, if any) and interest on the securities of the series are to be payable, at our election or at the election of any holder, in a currency or currencies (including composite currencies) other than that in which the securities of the series are stated to be payable, the period or periods within which, and the terms and conditions, upon which, such election may be made;

•
if the amounts of payments of principal (and premium, if any) and interest on the securities of the series may be determined with reference to an index, the manner in which such amounts shall be determined;

•	whether the securities of the series shall be issued in whole or in part in the form of one or more global securities and, in such case, the depository for such global security or global securities;
•
any additional or different events of default that apply to the securities of the series, and any change in the right of the Trustee or the holders of such series of securities to declare the principal thereof due and payable;

•
if the securities of such series are to be guaranteed by some or all of our subsidiaries and, if so, the terms of any guarantee of the payment of principal and interest with respect to the offered debt securities;

•	whether the securities will be convertible or exchangeable into other securities, and if so, the terms and conditions upon which the offered debt securities will be convertible or exchangeable;
•	any additional or different covenants or events of default that apply to the securities of the series;
•	the form of the securities of the series; and
•	any other terms of the series (which terms shall not contradict the provisions of the Indenture).
Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the Indenture. Such additional notes will have the same terms as to ranking, redemption, waivers, amendments or otherwise as the applicable series of notes, and will vote together as one class on all matters with respect to such series of notes.
Subsidiary Guarantees
The obligations of the Company pursuant to the debt securities of any series may or may not be guaranteed by some or all of our direct or indirect subsidiaries. Those guarantees may remain in effect for the life of the guaranteed debt securities, or may terminate on the occurrence of specified events or circumstances. The prospectus supplement describing an issue of debt securities that are guaranteed by some or all of our subsidiaries will identify the guarantor subsidiaries, either by name or by category, and will describe the terms of the guarantee, including any conditions to its effectiveness and any events or circumstances under which it will be suspended or terminated.
Governing Law
The Indenture and the debt securities shall be governed by and construed in accordance with the laws of the State of New York.
Concerning the Trustee
The Trustee under the Indenture is The Bank of New York Mellon. The Trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act with respect to any debt securities issued under the Indenture. The Trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.
Book-Entry; Delivery and Settlement
Global Securities
Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee for the accounts of its participants, including Euroclear Bank S.A./N.V. (“Euroclear”), as operator of the Euroclear System, and Clearstream Banking, société anonyme (“Clearstream”). We will not issue certificated notes, except in the limited circumstances described below. Transfers of ownership interests in the global securities will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the debt securities should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global securities.
You, as the beneficial owner of debt securities, will not receive certificates representing ownership interests in the global securities, except in the following limited circumstances: (1) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the Indenture and, in either case, we do not appoint a successor depositary within 90 days or (2) we execute and deliver to the Trustee an officer’s certificate to the effect that such global security shall be so exchangeable. These certificated securities will be registered in such name or names as DTC will instruct the Trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.
DTC, Clearstream and Euroclear
DTC has advised us as follows:
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DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

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DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc.
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Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.
Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.
Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.
We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, any underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.
So long as DTC or its nominee is the registered owner and holder of the global securities, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global securities for all purposes under the Indenture relating to the debt securities. Except as provided above, you, as the beneficial owner of interests in the global securities, will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the owner or holder thereof under the Indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the Indenture.
Neither we, the Trustee, nor any other agent of ours or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a debt security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited.
Beneficial owners may experience delays in receiving distributions on their debt securities because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the Trustee or us. Accordingly, neither we, the Trustee nor any paying agent will have any responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in debt securities represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
We have been informed that, under DTC’s existing practices, if we request any action of holders of debt securities, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of debt securities is entitled to take under the Indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Global Clearance and Settlement Procedures
Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.
Because of time-zone differences, credits of the debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

DESCRIPTION OF CAPITAL STOCK
General
We may offer shares of our Common Stock or shares of our preferred stock. The following summary of the rights of our capital stock does not purport to be complete. This summary is subject to and qualified by the provisions of our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”). Additionally, the Delaware General Corporation Law (“DGCL”), as amended, also affects the terms of our capital stock.
Pursuant to our Certificate of Incorporation, we have the authority to issue 150,000,000 shares, consisting of (i) 110,000,000 shares of Common Stock, par value $0.001 per share (ii) and 40,000,000 shares of preferred stock, par value $0.001 per share.
As of November 13, 2025, there were 50,697,182 shares of Common Stock issued and outstanding. At that date, there were no shares of preferred stock outstanding. All of the outstanding shares of the Company’s capital stock are fully paid and nonassessable.
Capital Stock
Voting Rights
Each outstanding share of our Common Stock is entitled to one vote on all matters submitted to a vote of holders of our common stock, except as otherwise required by law, as provided with respect to any series of preferred stock, or for stockholders that beneficially own more than 20% of the shares of our outstanding Common Stock, in which case any shares of stock above such 20% do not have voting rights. The holders of Common Stock do not have cumulative voting rights in the election of directors.
Dividends
Subject to any preferential rights of any series of preferred stock, holders of our Common Stock are entitled to receive dividends ratably, if as and when dividends are declared from time to time by our board of directors (the “Board of Directors”) out of funds legally available for that purpose. The Board of Directors may, in its sole discretion, increase or decrease the amount of the quarterly dividend per share, change the frequency with which the dividend is paid or eliminate or reinstate the dividend.
As of January 1, 2018, our Board of Directors declared the suspension of the payment of dividends to shareholders and we currently do not pay a quarterly dividend on shares of our Common Stock. All dividends are declared at the discretion of our Board of Directors and depend on our earnings, our financial condition and other factors as our Board of Directors, in its sole discretion, may deem relevant from time to time.
Preemptive or Similar Rights
Our Common Stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.
Liquidation Rights
Upon our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
Conversion Rights
Our Common Stock has no conversion rights.
Preferred Stock
Pursuant to our Certificate of Incorporation, we have the authority to issue 40,000,000 shares of preferred stock, par value $0.001 per share.

Our Board of Directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers, and other rights, and any qualifications, limitations or restrictions of the shares of a series of preferred stock. Our Board of Directors could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of Common Stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of Common Stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.
The particular terms of any series of preferred stock offered by us will be described in the prospectus supplement relating to that series of preferred stock. Those terms relating to the series of preferred stock offered may include:
•	the number of shares of the preferred stock being offered;
•	the title and liquidation preference per share of the preferred stock;
•	the purchase price of the preferred stock;
•	the dividend rate or method for determining the dividend rate;
•	the dates on which dividends will be paid;
•	whether dividends on the preferred stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;
•	any redemption or sinking fund provisions applicable to the preferred stock;
•	any securities exchange on which the preferred stock may be listed; and
•	any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to the preferred stock.
Holders of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors, cash dividends at the rates and on the dates set forth in the related prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by our Board of Directors. Dividends on preferred stock may be cumulative or noncumulative, as specified in the related prospectus supplement. If our Board of Directors fails to declare a dividend on any preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.
Any series of preferred stock may be redeemable in whole or in part at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the related prospectus supplement.
Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and of Delaware Law
Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring, discouraging or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the Board of Directors, including:
Advance notice procedures. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
No cumulative voting. The General Corporation Law of the State of Delaware, or DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation expressly provides that no stockholder shall be entitled to cumulate votes in the election of directors.
Voting limitations. Each outstanding share of our Common Stock is entitled to one vote on all matters submitted to a vote of holders of our Common Stock, except for stockholders that beneficially own more than 20% of the shares of our outstanding Common Stock, in which case our Board of Directors may declare that any shares of stock above such 20% do not have voting rights.
No stockholder action by written consent. The DGCL permits stockholder action by written consent unless otherwise provided by our Certificate of Incorporation. Our Certificate of Incorporation precludes stockholder action by written consent.
Business combinations under Delaware law. We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-traded Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless certain conditions are met.
Authorized but unissued shares. Our authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.
Ability to adopt a stockholder rights plan. Our Certificate of Incorporation provides our Board of Directors the authority to adopt a stockholder rights plan, which, if adopted, could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.
Classified board of directors. Our Board of Directors is classified in three classes, with each class elected every year for a term of three years. This would delay the ability of a majority stockholder to gain majority representation in our Board of Directors.
Removal of directors. Our stockholders may not remove directors other than for cause, which consists of a declaration of unsound mind by an order of a court of competent jurisdiction, conviction of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or declaration of liability by a court of competent jurisdiction for gross negligence or willful misconduct in the performance of such director’s fiduciary duties. If cause exists, a vote of two-thirds of our stockholders is required for such director’s removal.
Amendment to our Certificate of Incorporation and Bylaws. Our Certificate of Incorporation and Bylaws provide that the anti-takeover provisions therein can only be amended or repealed with a vote of two-thirds of our stockholders. This would make any majority stockholder that does not have a two-thirds majority unable to amend any takeover protections in our Certificate of Incorporation or Bylaws and therefore preclude such stockholder from exercising control over our management.
Transfer Agent and Registrar
Computershare serves as the transfer agent and registrar for our Common Stock.
Listing
Our Common Stock is listed on The NASDAQ Global Select Market under the symbol “MELI.”

DESCRIPTION OF WARRANTS
General
We may offer warrants, including warrants to purchase debt securities, preferred stock, Common Stock or other securities, property or assets (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices), as well as other types of warrants. We may offer warrants independently or together with other securities offered under this prospectus, and they may be attached to or separate from those securities. We will issue the warrants under one or more warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants we offer.
The following is a summary of certain general terms and provisions of the warrants, but they are not complete and are subject to, and are qualified in their entirety by reference to, the warrant agreement and the warrant certificate relating to the warrants. Forms of these documents will be filed as exhibits to the registration statement of which this prospectus is a part, either by an amendment to the registration statement or by a Current Report on Form 8-K. See “Where You Can Find More Information” for information on how to obtain copies of these documents. You should read the summary below, the applicable prospectus supplement and the provisions of the warrant agreement and the warrant certificate before investing in our warrants.
Debt Warrants
We will describe in the applicable prospectus supplement the terms of warrants to purchase debt securities that we may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms will include the following:
•	the title of the debt warrants;
•	the debt securities for which the debt warrants are exercisable;
•	the aggregate number of the debt warrants;
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the price or prices at which we will issue the debt warrants, the principal amount of debt securities that you may purchase upon exercise of each debt warrant and the price or prices at which such principal amount may be purchased upon exercise;

•	currency, currencies, or currency units, if other than in U.S. dollars, in which such debt warrants are to be issued or for which the debt warrants may be exercised;
•	the procedures and conditions relating to the exercise of the debt warrants;
•	the designation and terms of any related debt securities issued with the debt warrants, and the number of debt warrants issued with each debt security;
•	the date, if any, from which you may separately transfer the debt warrants and the related securities;
•	the date on which your right to exercise the debt warrants commences, and the date on which your right expires;
•	the maximum or minimum number of the debt warrants which you may exercise at any time;
•	if applicable, a discussion of material U.S. federal income tax considerations;
•	any other terms of the debt warrants and terms, procedures and limitations relating to your exercise of the debt warrants; and
•	the terms of the securities you may purchase upon exercise of the debt warrants.
We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to exercise, you will not have any of the rights of holders of the debt securities purchasable upon that exercise and will not be entitled to payments of principal, premium, if any, or interest on the debt securities purchasable upon the exercise.

Other Warrants
We may issue other warrants. We will describe in the applicable prospectus supplement the following terms of those warrants:
•	the title of the warrants;
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the securities, which may include preferred stock, Common Stock or other securities, property or assets (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices), for which you may exercise the warrants;

•	the aggregate number of the warrants;
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the price or prices at which we will issue the warrants, the number of securities or amount of other property or assets that you may purchase upon exercise of each warrant and the price or prices at which such securities, property or assets may be purchased;

•	currency, currencies, or currency units, if other than in U.S. dollars, in which such warrants are to be issued or for which the debt warrants may be exercised;
•	the procedures and conditions relating to the exercise of the warrants;
•	the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;
•	the date, if any, from which you may separately transfer the warrants and the related securities;
•	the date on which your right to exercise the warrants commences, and the date on which your right expires;
•	the maximum or minimum number of warrants which you may exercise at any time;
•	if applicable, a discussion of material U.S. federal income tax considerations; and
•	any other terms of the warrants, including terms, procedures and limitations relating to your exchange and exercise of the warrants.
We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock, Common Stock or other securities purchasable upon that exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, Common Stock or other securities purchasable upon the exercise.
Exercise of Warrants
We will describe in the prospectus supplement relating to the warrants the principal amount or the number of our securities, or amount of other securities, property or assets that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the prospectus supplement relating to the warrants at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.
We will forward the securities purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

PLAN OF DISTRIBUTION
Initial Offering and Sale of Securities
We may sell securities from time to time in one or more transactions separately or in combination. We may sell the securities of or within any series to or through agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. We may issue securities as a dividend or distribution. In some cases, we or dealers acting with us or on behalf of us may also purchase securities and reoffer them to the public. We may also offer and sell, or agree to deliver, securities pursuant to, or in connection with, any option agreement or other contractual arrangement.
Agents whom we designate may solicit offers to purchase the securities.
•	If required, we will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.
•	Unless we indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.
•	Agents may be deemed to be underwriters under the Securities Act, of any of the securities that they offer or sell.
We may use an underwriter or underwriters in the offer or sale of the securities.
•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the securities.
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We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement, together with this prospectus, to sell the securities.
We may use a dealer to sell the securities.
•	If we use a dealer, we will sell the securities to the dealer, as principal.
•	The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells the securities.
•	We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.
We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of direct sales in the applicable prospectus supplement.
We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.
We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.
We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates, in the ordinary course of business.

We may authorize agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts.
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If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.
•	We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive.
Any underwriter, agent or dealer that is a Financial Industry Regulatory Authority member is not permitted to sell securities in an offering to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.
Unless otherwise specified in connection with a particular underwritten offering of securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.
In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters in certain circumstances are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the underwriters may reduce that short position by purchasing securities in the open market or as otherwise provided in the applicable prospectus supplement. The underwriters also may impose a penalty bid on certain underwriters. This means that if the underwriters purchase the securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters who sold those securities as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We may enter into derivative or other hedging transactions involving the securities with third parties, or sell securities not covered by the prospectus to third parties in privately-negotiated transactions. If we so indicate in the applicable prospectus supplement, in connection with those derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions, or may lend securities in order to facilitate short sale transactions by others. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative or hedging transactions to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement that includes this prospectus).
We may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.
We may loan or pledge securities to third parties that in turn may sell the securities using this prospectus and the applicable prospectus supplement or, if we default in the case of a pledge, may offer and sell the securities from time to time using this prospectus and the applicable prospectus supplement. Such third parties may transfer their short positions to investors in the securities or in connection with a concurrent offering of other securities offered by this prospectus and the applicable prospectus supplement or otherwise.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered hereby, including the validity of the debt securities and the guarantees thereunder under New York law, will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our legal counsel. The validity of the guarantees under Argentine, Brazilian, Mexican, Chilean and Colombian law will be passed upon by Marval O’Farrell Mairal, Veirano Advogados, Nader, Hayaux y Goebel, S.C., Claro & Cia. and Brigard & Urrutia Abogados SAS, respectively, as applicable to the relevant Guarantors.
EXPERTS
The consolidated financial statements of MercadoLibre, Inc. appearing in MercadoLibre, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of MercadoLibre, Inc.’s internal control over financial reporting as of December 31, 2024, have been audited by Pistrelli, Henry Martin y Asociados S.A. (member of Ernst & Young Global Limited), independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Pistrelli, Henry Martin y Asociados S.A. (member of Ernst & Young Global Limited) pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates to the extent covered by consents filed with the Securities and Exchange Commission given on the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE
The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below (other than portions of these documents that are furnished under applicable SEC rules rather than filed and exhibits furnished in connection with such items):
•	our Annual Report on Form 10-K for the year ended December 31, 2024 filed on February 21, 2025;
•
our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025 filed on May 8, 2025, for the quarter ended June 30, 2025 filed on August 5, 2025 and for the quarter ended September 30, 2025 filed on October 30, 2025;

•	the information specifically incorporated by reference into our Annual Report from our definitive proxy statement on Schedule 14A, filed on April 28, 2025; and
•	our Current Reports on Form 8-K filed on April 18, 2025, May 21, 2025, June 18, 2025, August 1, 2025 and September 16, 2025.
All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and until all the securities offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents. However, we are not incorporating by reference any information provided in these documents that is furnished under applicable SEC rules rather than filed and exhibits furnished in connection with such items.
MercadoLibre, Inc. hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference in this prospectus, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. Requests for such copies should be directed to our Investor Relations department, at the following address:
MercadoLibre, Inc.
Attention: Investor Relations
Dr. Luis Bonavita 1294, Of. 1733, Tower II
Montevideo, Uruguay, 11300
Phone: (+598) 2-927-2770

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Information about us is also available at our website at investor.mercadolibre.com. The information on, or accessible through, our website is not a part of this prospectus or any prospectus supplement and is intended to be inactive textual references only.
This prospectus is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act relating to the securities to be offered. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Whenever a reference is made in this prospectus to such document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the document. Each such statement is qualified in its entirety by such reference.